Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

FH MD BUYER, INC.

AND

MEDNAX SERVICES, INC.

October 10, 2019

-i-

5.10	Compliance with Laws	22
5.11	Permits	22
5.12	Labor and Employment Matters	23
5.13	Employee Benefit Plans	24
5.14	Tax Matters	26
5.15	Insurance	28
5.16	Affiliated Transactions	28
5.17	Material Contracts	29
5.18	Intellectual Property	32
5.19	Privacy and Security	35
5.20	Health Care Matters	36
5.21	No Brokers	37
5.22	Customers and Suppliers	37
5.23	Investment Company Act	38
ARTICLE VI PRE-CLOSING COVENANTS		38
6.01	Further Assurances; Closing Conditions	38
6.02	Notices and Consents	38
6.03	Regulatory Filings	39
6.04	Conduct of the Business	40
6.05	Access to Information	42
6.06	Exclusivity	43
6.07	Confidentiality Agreement	43
6.08	Financing	43
6.09	Financing Cooperation	45
ARTICLE VII POST-CLOSING COVENANTS		47
7.01	Further Assurances	47
7.02	Director and Officer Liability and Indemnification	47
7.03	Access to Books and Records	48
7.04	Intercompany Obligations and Arrangements	48
7.05	Tax Matters	50
7.06	Release	51
7.07	Litigation Support	51
7.08	Seller Restrictive Covenants	52
7.09	A&M Project	54
ARTICLE VIII NO SURVIVAL; LIMITED INDEMNIFICATION		55
8.01	No Survival of Representations; Survival of Covenants	55
8.02	Indemnification	55
ARTICLE IX TERMINATION		56
9.01	Termination	56
9.02	Effect of Termination	57
ARTICLE X GENERAL PROVISIONS		58
10.01	Notices	58
10.02	Entire Agreement	59
10.03	Severability	59
10.04	Expenses	59
10.05	Amendment; Waiver	59

-ii-

10.06	Binding Effect; Assignment	60
10.07	Counterparts	60
10.08	Interpretation; Disclosure Schedule	60
10.09	Governing Law; Interpretation	61
10.10	Forum Selection and Consent to Jurisdiction	61
10.11	Specific Performance	62
10.12	Arm’s Length Negotiations; Drafting	62
10.13	Acknowledgement by the Buyer; Disclaimers	63
10.14	Confidentiality; Publicity	64
10.15	Made Available	64
10.16	Electronic Delivery	65
10.17	Representation of the Companies	65
10.18	Non-Recourse	66
10.19	WAIVER OF JURY TRIAL	66
10.20	Debt Financing Sources	66
10.21	No Strict Construction	67
10.22	Captions	67

EXHIBITS

Exhibit A	Definitions
Exhibit B	Illustrative Closing Statement Methodology
Exhibit C	Form of Transition Services Agreement

DISCLOSURE SCHEDULES

Section 4.04	No Violation; Consents and Approvals – Seller
Section 4.05	No Brokers – Seller
Section 5.01	Corporate Status
Section 5.02	Capitalization
Section 5.03	No Violations; Consents and Approvals
Section 5.04	Financial Statements
Section 5.05	Undisclosed Liabilities
Section 5.06	Absence of Certain Developments
Section 5.07	Litigation
Section 5.08(a)	Environmental Matters
Section 5.09(a)	Personal Property
Section 5.09(b)	Leased Real Property
Section 5.10	Compliance with Laws
Section 5.12(a)	Labor and Employment Matters
Section 5.12(b)	Contingent Workers
Section 5.12(c)	Labor and Employment Matters
Section 5.12(f)	Employment Loss
Section 5.12(g)	Contractual Employment
Section 5.12(h)	Restricted Employees
Section 5.12(i)	Labor Exceptions
Section 5.13(a)	Employee Benefit Plans

-iii-

Section 5.14	Tax Matters
Section 5.15	Insurance
Section 5.16	Affiliated Transactions
Section 5.17(a)	Material Contracts
Section 5.17(b)	Material Contracts – Exception
Section 5.18	Intellectual Property
Section 5.21	No Brokers – Companies
Section 5.22(a)	Top Customers
Section 5.22(b)	Top Suppliers
Section 6.02	Notices and Consents
Section 6.04	Conduct of Business
Section 7.04(b)	Excluded Affiliate Agreements
Section 7.04(c)	Parent-Level Agreements
Section 7.04(d)	Shared Agreements

OTHER SCHEDULES

Schedule 1.04(d)	Allocation Statement
Schedule 8.02	Indemnification Matters

-iv-

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 10, 2019, by and between FH MD Buyer, Inc., a Delaware corporation (the “Buyer”), and MEDNAX Services, Inc., a Florida corporation (the “Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them on Exhibit A attached hereto. The Buyer and the Seller are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding Equity Securities (the “Outstanding Securities”) of MedData Holding Co., a Delaware corporation (“MedData Holding”), and MedDirect Holding Co., a Delaware corporation (“MedDirect Holding” and together with MedData Holding, the “Companies”);

WHEREAS, the Seller desires to sell to the Buyer all of its right, title, and interest in and to the Purchased Securities, and the Buyer desires to purchase from the Seller all of the Seller’s right, title, and interest in and to the Purchased Securities, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a further inducement and as a condition to the Seller entering into this Agreement, the Sponsors have entered into one or more limited guarantees, dated as of the date hereof, in favor of the Seller guaranteeing certain payment obligations of the Buyer arising under Section 9.02 of this Agreement on the terms specified therein;

WHEREAS, as a further inducement and as a condition to the Buyer and the Seller entering into this Agreement, on the date hereof, FH MD Holdings, LLC (“Holdings”) and the Seller have entered into that certain Contribution and Exchange Agreement, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, the Seller shall, at the Closing, contribute to Holdings the Contributed Shares, and in exchange therefor, Holdings shall issue to the Seller certain equity interests of Holdings as described therein (such transactions, the “Exchange Transactions”); and

WHEREAS, as a further inducement and as a condition to the Buyer entering into this Agreement, on the date hereof, Mednax, Inc. has entered into a guarantee and restrictive covenant (the “Parent Guarantee and Restrictive Covenant Agreement”), pursuant to which, among other things, Mednax, Inc. has guaranteed the obligations of the Seller hereunder and agreed to certain other covenants and agreements as set forth therein; and

WHEREAS, the respective governing bodies of the Buyer and the Seller have approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE TRANSACTION

1.01    Basic Transaction.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase, acquire, and accept from the Seller, and the Seller shall sell, transfer, assign, convey, and deliver to the Buyer all right, title, and interest in and to all of the Purchased Securities, free and clear of any and all Liens.

1.02    Purchase Price.

Subject to the adjustments set forth in this ARTICLE I, the aggregate consideration for the Purchased Securities will be an amount of cash equal to (a) the Purchase Price, plus (b) the Cash Amount, minus (c) the Debt Amount, minus (d) the Transaction Expenses Amount, minus (e) the amount by which Working Capital is less than the Working Capital Target, if any, plus (f) the amount by which Working Capital is greater than the Working Capital Target, if any (the “Closing Payment”).

(a)    Closing Payment. At the Closing, the Buyer shall:

(i)    Pay the Seller the Estimated Closing Payment; and

(ii)    Pay, on behalf of the Seller, the Companies, and their respective Subsidiaries, the Transaction Expenses Amount (other than any portion thereof that is payable following the Closing).

(b)    Payments. All payments to the Seller pursuant to this Section 1.02 shall be made by wire transfer of immediately available funds.

1.03    Estimated Closing Payment. Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a written statement (the “Pre-Closing Statement”) that shall set forth the Seller’s good faith estimate of (a) the Cash Amount, (b) the Debt Amount, (c) the Transaction Expenses Amount, (d) Working Capital (the “Estimated Working Capital”) and based on the Estimated Working Capital, the Working Capital Surplus, if any, or the Working Capital Deficit, if any, and (e) based on the foregoing clauses (a)-(d), the Closing Payment (the “Estimated Closing Payment”). The Pre-Closing Statement and the calculations contained therein will be prepared in good faith by the Seller from the Books and Records of the Companies and their respective Subsidiaries in accordance with the Accounting Principles and the definitions contained herein. The Seller shall reasonably cooperate with the Buyer in its review of the Pre-Closing Statement and shall consider in good faith any comments the Buyer may have thereon. The Seller shall redeliver an updated Pre-Closing Statement one (1) Business Day prior to the Closing Date, and all Closing Date payments to be made under Section 1.02(a) shall be calculated using such updated Pre-Closing Statement.

1.04    Closing Payment Determination.

(a)    Closing Statement. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited consolidated balance sheet of the Companies and their respective Subsidiaries as of the Effective Time together with a statement setting forth the Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, (iii) the outstanding amount of all Debt, (iv) the Transaction Expenses Amount, and (v) based on the amounts set forth in clauses (i)-(iv), the Closing Payment (the “Closing Statement”).

(b)    Objections. After delivery of the Closing Statement by the Buyer, the Seller and its Representatives shall be permitted to make written inquiries of the Buyer and its Representatives regarding questions, concerns, or disagreements with the Closing Statement arising in the course of their review thereof. If the Seller has any objections to the Closing Statement, then the Seller will deliver to the Buyer a written statement (an “Objection Statement”) setting forth each particularized disputed or objected item (the “Objection Disputes”) to the Closing Statement including the basis for such dispute or objection and the Seller’s proposed resolution of each such Objection Dispute. Any component of Buyer’s Closing Statement that is not the subject of an Objection Dispute set forth in the Objection Statement shall be final and binding on the Parties and will be the basis for the adjustments described in Section 1.06. If an Objection Statement is not delivered to the Buyer within forty-five (45) days after receipt of the Closing Statement by the Seller, then the Closing Statement as originally received by the Seller shall be final, binding, and non-appealable by the Parties. If an Objection Statement is timely delivered within such forty-five (45) day period, then the Buyer and the Seller shall negotiate in good faith to resolve any Objection Disputes within thirty (30) days after the delivery of the Objection Statement (as such thirty (30) day period may be extended pursuant to the mutual written agreement of the Seller and the Buyer, the “Negotiation Period”) (and all such discussions and communications related thereto that occur during such period shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law unless otherwise specified in a writing by the Seller and the Buyer). If, during the Negotiation Period, the Seller and the Buyer are able to resolve any Objection Disputes in written statement jointly executed by the Buyer and the Seller, then such agreed upon amounts shall become final, binding, non-appealable, and conclusive on the Parties and not subject to further appeal or collateral attack.

(c)    Independent Auditor. If the Buyer and Seller do not reach a final resolution of each Objection Dispute within the Negotiation Period, then Seller and the Buyer shall retain and submit each unresolved Objection Dispute to (A) Plante Moran, and (B) if Plante Moran is not available or is not independent at such time, an independent accounting firm mutually agreed upon by the Buyer and the Seller (the “Independent Auditor”) to resolve such Objection Disputes. Each of the Buyer and the Seller agrees to execute a customary joint engagement letter with respect to Independent Auditor, in a form and substance reasonably acceptable to such parties. The Independent Auditor shall be instructed to promptly resolve any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes in writing within thirty (30) days following its retention. Except as expressly set forth herein, neither the Buyer nor the Seller shall have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Buyer and the Seller may furnish a single written statement of their position with respect all of the Objection Disputes (the “Initial Submissions”) to the Independent Auditor within twenty (20) days following the Independent Auditor’s retention. The Initial Submissions shall be strictly limited to the Objection Disputes that remain in dispute and that have not been resolved in writing by the Buyer and the Seller prior to submission of the dispute to the Independent Auditor, and with regard to any Objection Dispute, Buyer shall not be entitled to submit to the Independent Auditor a value for such disputed item that is more favorable to Buyer than that value set forth on the Closing Statement and the Seller shall not be entitled to submit to the Independent Auditor a value for any such Objection Dispute that is more favorable to the Seller than the value set forth in the Objection Statement. The Independent Auditor shall forward a copy of each applicable party’s Initial Submission to Buyer and Seller, as applicable. Within ten (10) Business Days after the expiration of such initial twenty (20) day period, the Buyer and the Seller may deliver to the Independent Auditor a single written response to the other Party’s Initial Submission (the “Written Responses”), which Written Responses the Independent Auditor shall forward to the Buyer and the Seller, as applicable. The Buyer and the Seller, and their respective Representatives, shall reasonably cooperate with the Independent Auditor during its engagement and respond on a timely basis with information or access to documents or personnel reasonably requested by the Independent Auditor, all with the intent to fairly and in good faith resolve all Objection Disputes as promptly as reasonably practicable. The Parties shall be entitled to have a judgment entered on the final written report provided by the Independent Auditor in any court of competent jurisdiction. In resolving any particular Objection Dispute, the Independent Auditor (1) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Buyer or the Seller, or less than the lowest value for such item claimed by the Buyer or the Seller in their respective Initial Submissions, (2) shall be bound by the principles set forth in this Agreement, (3) shall act as an expert and not as an arbitrator, and (4) shall limit its review to matters specifically set forth in the Initial Submissions and Written Responses. For the avoidance of doubt, in no event shall the Independent Auditor be entitled to make any adjustment to the Net Working Capital Target. The Independent Auditor shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Auditor shall initially be borne and paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Seller, on the other hand; provided, that such fees and expenses shall ultimately be borne by the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount as set forth in each Party’s Initial Submissions not awarded to each Party bears to the aggregate amount actually contested by such Party. The Independent Auditor shall include a calculation of the portion of their fees and expenses to be paid by each of the Seller and the Buyer in its final written determination delivered pursuant to this Section 1.04(c). The final Closing Statement, however determined pursuant to this Section 1.04, will produce the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, the Debt Amount, and the Transaction Expenses Amount, in each case, to be used to determine the final Closing Payment.

(d)    The Seller and Buyer hereby agree (i) that the consideration paid by Buyer for the purchase of Equity Securities of MedData Holding is seventy percent (70%) of the aggregate Purchase Price, and that the consideration paid by Buyer for the purchase of Equity Securities of MedDirect Holding is thirty percent (30%) of the aggregate Purchase Price, (ii) that the consideration paid for the purchase of the Equity Securities of MedData Holding shall be allocated among the assets of MedData Holding and its Subsidiaries in accordance with the methodology set forth on Schedule 1.04(d) (the “Allocation Statement”), and (iii) to take consistent positions with respect to the Purchase Price allocation in the foregoing clause (i) and the Allocation Statement for all U.S. federal, state and local income Tax purposes except as otherwise required by applicable Law

1.05    Preparation of Closing Statement; Cooperation.

(a)    Preparation of Closing Statement. The Closing Statement (including the calculation of the Closing Payment and each of the components thereof) shall be prepared and calculated in accordance with the Accounting Principles and definitions contained in this Agreement, except that the Closing Statement (including the calculations of Working Capital and the Cash Amount) shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing.

(b)    Cooperation. Following the Closing, the Buyer shall, and shall cause the Companies and their respective Subsidiaries, and their respective officers, employees, consultants, accountants, and agents to, reasonably cooperate with the Seller and its Representatives in connection with its review of the Closing Statement and the preparation of the Objection Statement and upon prior written notice or request by the Seller, to provide (without undue interruption to the operations of any of the Companies, and during normal business operations) (i) copies of such information as may be reasonably requested by the Seller that were actually used to prepare the Closing Statement or otherwise reasonably related thereto (provided, that in no event shall any of the Buyer, the Companies or their Subsidiaries be required to create any new documentation solely for purposes of complying with this Section 1.05(b)) solely for purposes of reviewing the Closing Statement and (ii) reasonable access to the accounting and controlling personnel responsible for the preparation of the Closing Statement, in each case, in connection therewith or in connection with resolving any Objection Disputes.

1.06    Payment of the Closing Payment. Upon the final determination of the Closing Statement pursuant to Section 1.04:

(a)    If the Closing Payment (as finally determined in accordance with Section 1.04) exceeds the Estimated Closing Payment (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Closing Statement pursuant to Section 1.04), the Buyer will pay, or cause to be paid, the Positive Adjustment Amount to the Seller.

(b)    If the Estimated Closing Payment (as finally determined in accordance with Section 1.04) exceeds the Closing Payment (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Closing Statement pursuant to Section 1.04), the Seller will pay the Negative Adjustment Amount to the Buyer.

(c)    All payments required pursuant to this Section 1.06 will be deemed to be adjustments for Tax purposes to the Purchase Price to the extent permitted by applicable Law.

1.07    Withholding. The Buyer, the Companies and each of their respective Subsidiaries (each, individually, a “Withholding Party”) will deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement any such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-U.S. Tax Law, taking into account any applicable exemption under such Law. To the extent such amounts are so deducted or withheld and duly and timely paid to the appropriate Taxing Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II

CLOSING CONDITIONS AND DELIVERABLES

2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.pdf) signatures on (a) the second (2nd) Business Day following satisfaction or waiver (in writing by the Person with the authority to provide such waiver) of all of the closing conditions set forth in Sections 2.02 and 2.03 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or (b) such other date as is mutually agreed in writing by the Buyer and the Seller; provided, however, that in no event shall the Closing occur earlier than November 25, 2019 without the prior written consent of the Buyer. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”); provided, that the Closing Payment shall be calculated as if the transactions contemplated by this Agreement had not occurred.

2.02    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Buyer:

(a)    (i) the representations and warranties of the Seller (other than Fundamental Representations) set forth in ARTICLE IV and ARTICLE V, or in any certificate delivered hereunder, shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made on the Closing Date, without regard to any “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or other similar qualifications, in each case, except for (a) those representations and warranties that are made expressly as of a particular date, which need only be true and correct in all respects as of such date, and (b) those instances in which the failure of the representations and warranties to be true and correct have not, and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect and (ii) the Fundamental Representations shall be true and correct in all respects at and as of the date hereof and as of the time of the Closing, as if made on the Closing Date (other than those representations and warranties that are made expressly as of a specified date, which representations and warranties shall be true and correct in all respects as of such date);

(b)    the Seller shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing;

(c)    no Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, or ruling enjoining, materially delaying, restraining, or prohibiting the transactions contemplated by this Agreement;

(d)    the substantially concurrent consummation of the Exchange Transactions in accordance with the terms of the Contribution and Exchange Agreement;

(e)    since the date of this Agreement, there shall not have occurred or be continuing any change, event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)    the Seller shall have delivered to the Buyer a certificate from the Seller stating that the Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(g)    the Seller shall have delivered to the Buyer a copy of the certificate of good standing of each of the Companies and their respective material Subsidiaries from the Secretary of State of their respective State of organization dated within ten (10) Business Days of the Closing Date;

(h)    the Seller shall have delivered to the Buyer a certificate of the Secretary of the Seller certifying that attached thereto are true and correct copies of the resolutions or written consent duly adopted by the governing body of the Seller authorizing the execution, delivery, and performance of this Agreement and the Related Agreements to which the Seller is a party, and the consummation of all transactions contemplated hereby and thereby;

(i)    the Seller shall have delivered to the Buyer a certificate from an officer of the Seller certifying that the conditions set forth in Sections 2.02(a), 2.02(b) and 2.02(e) has been and is satisfied;

(j)    the Seller shall have delivered to the Buyer no later than three (3) Business Days prior to the Closing Date evidence satisfactory to the Buyer that (x) each of the Companies and their respective Subsidiaries have been, or concurrently with the Closing will be, released from their guarantee and any other obligations under the Existing Credit Facility and (y) the Liens, if any, granted by the Companies or their respective Subsidiaries in connection with the Existing Credit Facility, including any Liens with respect to the Outstanding Securities, are, or concurrently with the Closing will be, forever terminated, discharged and of no further force or effect, as applicable, in each case in accordance with the terms of the Existing Credit Facility and the documents executed in connection therewith;

(k)    the Seller shall have delivered to the Buyer duly executed and delivered agreements effecting the termination of each Affiliate Arrangement (other than those Affiliate Arrangements expressly set forth on Section 7.04(b) of the Disclosure Schedules and other than this Agreement and the Related Agreements), in each case, in form and substance reasonably acceptable to Buyer;

(l)    the Seller shall have delivered to the Buyer resignations or documents evidencing the removal, effective as of the Closing, of the officers and directors of each of the Companies identified in writing by the Buyer not less than five (5) Business Days prior to the Closing;

(m)    the Seller shall have delivered to the Buyer counterparts of each Related Agreement to which Seller or any of the Companies is a party duly executed by the Seller or Company or applicable Affiliate party thereto;

(n)    the Seller shall have delivered to the Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement; and

(o)    the Seller shall have delivered to the Buyer a copy of a USB or disc containing a true, correct, and complete copy of the electronic data room created in connection with the transactions contemplated by this Agreement at least two (2) Business Days prior to the Closing.

2.03    Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Seller:

(a)    the representations and warranties of the Buyer set forth in ARTICLE III shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as of if made on the Closing Date (except for representations and warranties qualified by materiality, which shall be true and correct in all respects), except for (a) those representations and warranties that address matters only as of a particular date, which need only be true and correct in all material respects as of such date, and (b) those instances in which the failure of the representations and warranties to be true and correct would not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder;

(b)    the Buyer shall have performed in all material respects all of its material obligations required to be performed under this Agreement at or prior to the Closing;

(c)    no Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, or ruling enjoining, materially delaying, restraining, or prohibiting the transactions contemplated by this Agreement;

(d)    the substantially concurrent consummation of the Exchange Transactions in accordance with the terms of the Contribution and Exchange Agreement;

(e)    copies of the resolutions duly adopted by the governing body of the Buyer authorizing the execution, delivery, and performance of this Agreement and the Related Agreements to which the Buyer is a party, and the consummation of all transactions contemplated hereby and thereby; and

(f)    the Buyer shall have delivered to the Seller a copy of the certificate of good standing of the Buyer from the Secretary of State of Delaware dated within ten (10) Business Days of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller as follows:

3.01    Status. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.02    Power and Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts or proceedings required to be taken by the Buyer to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been properly taken.

3.03    Enforceability. This Agreement and the Related Agreements have been duly authorized, executed, and delivered by the Buyer and, assuming the due and valid authorization, execution, and delivery of this Agreement and the Related Agreements by the Seller, this Agreement and the Related Agreement constitute legal, valid, and binding obligations of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04    No Violations; Consents and Approvals. The execution and delivery of this Agreement and the Related Agreements to which it is a party by the Buyer, and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Buyer, (b) violate any material Law applicable to, binding upon, or enforceable against the Buyer, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which the Buyer is a party or bound, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Buyer, or (e) require the consent or approval of any Governmental Authority or any other Person. Buyer does not meet the size-of-person test under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. section 18a, as amended, and the applicable rules as set forth in 16 C.F.R. Part 801.

3.05    No Brokers. The Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

3.06    Financing. The Buyer has delivered to the Seller a true, complete and correct copy of (i) one or more executed commitment letters from the Sponsors dated as of the date of this Agreement (including all exhibits, schedules and annexes thereto, collectively, the “Equity Commitment Letter”, and the commitments under the Equity Commitment Letter, the “Equity Financing Commitments”), pursuant to which the Sponsors have committed and agreed to provide equity financing in the amount set forth therein for the purposes set forth therein (the “Equity Financing”), (ii) an executed debt commitment letter, dated as of the date of this Agreement (including all exhibits, schedules and annexes thereto, and as amended from time to time after the date hereof solely as permitted by Section 6.08, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”, and the commitments under the Debt Commitment Letter, the “Debt Financing Commitments” and, together with the Equity Financing Commitments, the “Financing Commitments”), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to the Buyer debt financing in the amounts set forth therein (the “Debt Financing”; provided, that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent Alternative Financing from any other Person is obtained in accordance with this Agreement, such Alternative Financing, the Debt Financing, together with the Equity Financing, is collectively referred to as the “Financing”). As of the date hereof, (i) the Financing Commitments have not been amended, modified, restated, replaced, terminated, waived or withdrawn, (ii) other than amendments or modifications solely to add lenders, lead arrangers, bookrunners and similar entities who have not executed the Debt Financing Commitment as of the date hereof, no such amendment, modification, restatement, replacement, termination, waiver or withdrawal of the Financing Commitments is contemplated and (iii) the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of the Buyer and, to the Knowledge of the Buyer, the other parties thereto, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date hereof, the Financing to be funded on the Closing Date is subject to no conditions precedent other than those set forth in the Financing Commitments. As of the date hereof, the Buyer is not aware of any fact or occurrence that would result in any additional conditions or contingencies to the availability of the Financing to be funded on the Closing Date. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by the Buyer under the Financing Commitments and, as of the date hereof, assuming the conditions set forth in Section 2.02 have been satisfied, the Buyer has no reason to believe that it will be unable to satisfy the conditions to the funding of the Financing contemplated on the Closing Date or that the Financing will not be made available to the Buyer on the Closing Date. As of the date hereof, none of the Sponsors nor the Debt Financing Sources have notified the Buyer of its intention to terminate or withdraw the Financing Commitments, as applicable, or the commitments thereunder. The Buyer has paid (or caused to be paid) in full any and all commitment or other fees and expenses required by the terms of the Financing Commitments to be paid on or prior to the date hereof and has otherwise satisfied all of the other conditions required to be satisfied pursuant to the terms of the Financing Commitments, if any, prior to the date of this Agreement. For the avoidance of doubt, Buyer acknowledges that its ability to obtain any financing (including without limitation, the Financing) it is not a condition to its obligation to consummate the Closing and the other transactions under this Agreement.

3.07    Due Diligence. The Buyer has completed such investigations of the Companies and their respective Subsidiaries as it deems necessary and appropriate and has received all of the information that it has requested from the Companies and their respective Subsidiaries in connection with the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

3.08    Investment Representation. The Buyer is acquiring the Purchased Securities for its own account with the present intention of holding the Purchased Securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Buyer acknowledges and agrees that the representations and warranties made by the Seller in this Agreement (as qualified by the Disclosure Schedule) supersede, replace, and nullify in every respect the data set forth in any other document, material, or statement, whether written or oral, made available to the Buyer or any of its Representatives with respect to transactions contemplated by this Agreement and the Buyer shall be deemed to have not relied on any data contained in such data for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty, or covenant.

3.09    Post-Closing Solvency. Assuming that (i) the representations and warranties of the Sellers set forth in this Agreement and certificate delivered hereunder by the Seller or the Companies are true and correct as of the Closing, (ii) the Sellers and the Companies shall have complied with each of their respective covenants, obligations and other agreements under this Agreement, immediately after giving effect to the transactions contemplated hereby, the Buyer and its Subsidiaries (including the Companies and their Subsidiaries), taken as a collective group on a consolidated basis, will not (i) be insolvent because the “fair market value” of its assets is less than the value of “all of its liabilities, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors, (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due in the Ordinary Course of Business.

3.10    Litigation. There are no Proceedings pending or, to the Knowledge of the Buyer, expressly threatened in writing against the Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer as follows:

4.01    Status. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

4.02    Power and Authority; Ownership. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts or proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Seller’s obligations hereunder and thereunder have been properly taken.

4.03    Enforceability. This Agreement and the Related Agreements have been duly authorized, executed, and delivered by the Seller. Assuming the due and valid authorization, execution, and delivery of this Agreement and the Related Agreements by the Buyer, this Agreement and the Related Agreements constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04    No Violations; Consents and Approvals. Except as set forth on Section 4.04 of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements to which it is a party by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Seller, (b) violate any material Law applicable to, binding upon, or enforceable against the Seller, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which the Seller is a party or bound, (d) result in the creation or imposition of any Lien upon any of the Outstanding Securities owned by the Seller or any asset or property of the Companies, or (e) require the consent or approval of any Governmental Authority or any other Person.

4.05    No Brokers. Except as set forth Section 4.05 of the Disclosure Schedule, the Seller has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party for which the Seller or the Companies or any of their respective Subsidiaries may be liable.

4.06    Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, threatened that are reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement, the Related Agreements or consummate the transactions contemplated hereby or thereby. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of such Seller, threatened against the Seller or any of its Affiliates and there is no outstanding Order against the Seller or any of its Affiliates, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows:

5.01    Corporate Status. Each of the Companies and their respective Subsidiaries are duly organized, validly existing, and in good standing under the Laws of the jurisdictions set forth on Section 5.01 of the Disclosure Schedule. Each of the Companies and their respective Subsidiaries has the requisite corporate or limited liability company power and authority, as applicable, to conduct its business as it is now being conducted.

5.02    Capitalization; Subsidiaries. Section 5.02 of the Disclosure Schedule sets forth (a) the number of issued and outstanding Equity Securities of each of the Companies and their respective Subsidiaries, and (b) the record and beneficial owner of all such Equity Securities as of the date hereof. All of the Outstanding Securities are validly issued, fully paid, and non-assessable. The Outstanding Securities constitute the only outstanding Equity Securities of the Companies. Except as set forth on Section 5.02 of the Disclosure Schedule, there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements that require the Companies or their respective Subsidiaries to issue or sell any Equity Securities or to redeem or otherwise acquire any of its outstanding Equity Securities.

5.03    No Violation; Consents and Approvals. Except as set forth on Section 5.03 of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Companies or their respective Subsidiaries, (b) violate any material Law applicable to, binding upon or enforceable against the Companies or their respective Subsidiaries, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract or Permit held by the Companies or their respective Subsidiaries, or otherwise relating to or used in the operation of the Business, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Companies or their respective Subsidiaries, or (e) require the consent or approval of any Governmental Authority or any other Person.

5.04    Financial Statements.

(a)    The Seller has made available to the Buyer copies of the: (a) audited balance sheets of the Companies and their respective Subsidiaries, on a consolidated basis, as of December 31, 2017 and December 31, 2018, and the related statements of operations, parent company equity, and cash flows for the years ended December 31, 2017 and December 31, 2018 (collectively, the “Audited Financial Statements”), and (b) unaudited balance sheets of the Companies and their respective Subsidiaries, on a consolidated basis, as of August 31, 2019 (the “Latest Balance Sheet Date”) and the related statements of operations for the eight (8) month period ended on the Latest Balance Sheet Date (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in accordance with the past practices of the Companies and their respective Subsidiaries, in all material respects the financial position of the Companies at each of the balance sheet dates and the results of operations for each of the periods covered thereby. Except as otherwise set forth on Section 5.04 of the Disclosure Schedule, the Financial Statements have been prepared from the Books and Records in accordance with GAAP as consistently applied by the Companies and their respective Subsidiaries, except that the Interim Financial Statements do not reflect customary year-end adjustments and do not contain footnote disclosures and other presentation items, none of which, individually or in the aggregate, shall be material to any of the Companies or their respective Subsidiaries.

(b)    The Companies and their respective Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions are recorded in the Books and Records of the Companies as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Companies and their respective Subsidiaries are being made in accordance with appropriate authorizations of management and the applicable Company’s board of directors and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Companies and their respective Subsidiaries.

(c)    Except for reserves or allowances set forth on the face of the Interim Financial Statements, all of the accounts receivable of the Companies and their respective Subsidiaries are valid and enforceable claims arising from bona fide arm’s length transactions in the Ordinary Course of Business, and are not subject to any pending, or, to the Knowledge of the Companies, threatened, set-off or counterclaim. From and after January 1, 2019, the Companies and their respective Subsidiaries have collected their respective accounts receivable in the Ordinary Course of Business. All accounts receivable payable to or for the benefit of the Companies or their respective Subsidiaries reflected in the Financial Statements, or acquired by the Companies or their respective Subsidiaries after the date thereof and before the Closing Date, constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Companies and their Subsidiaries.

(d)    Except for reserves or allowances set forth on the face of Interim Financial Statements, all accounts payable and notes payable of the Companies and their respective Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business, and no such account payable or note payable is delinquent in its payment. From and after June 30, 2019, the Companies and their respective Subsidiaries have paid their respective accounts payable in the Ordinary Course of Business.

(e)    The Companies and their respective Subsidiaries have no outstanding or unpaid principal, accrued interest, accrued fees or other charges or payment obligations relating to outstanding indebtedness of the Companies and their respective Subsidiaries for borrowed money, which shall include the current and long term portion of all such indebtedness of the Companies and their respective Subsidiaries and any prepayment premium, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness.

5.05    Undisclosed Liabilities. The Companies and their respective Subsidiaries do not have any Liabilities except for liabilities (a) expressly and specifically reflected or reserved against on the face of the Audited Financial Statements (as opposed to in the footnotes thereto), (b) that have arisen since January 1, 2019 in the Ordinary Course of Business none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement, environmental liability, misappropriation or violation of Law and none of which is material (individually or in the aggregate) or (c) otherwise expressly disclosed on Section 5.05 of the Disclosure Schedule. Without limiting the generality of the foregoing, neither the Companies nor any of their respective Subsidiaries has any Liability in respect of, relating to or arising out of or in connection with any Excluded Businesses, and all Liabilities of the Companies and their respective Subsidiaries are limited solely and exclusively to those in respect of, relating to or arising out of or in connection with the Business.

5.06    Absence of Certain Developments. Since January 1, 2019, except for the transactions contemplated by this Agreement and the Related Agreements, and except as otherwise set forth on Section 5.06 of the Disclosure Schedule, there has not been with respect to the Business, the Companies or their respective Subsidiaries, any:

(a)    occurrence of any fact, change, effect, circumstance, event, occurrence, condition, development or state of facts, that either individually or in the aggregate has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    damage, destruction, or loss, whether covered by insurance or not, having an uninsured cost in excess of $200,000;

(c)    entry into, amendment, termination, or waiver of any right under any employment, severance, or termination Contract with any officer, director, or employee earning more than $200,000 per annum, of the Companies or their respective Subsidiaries;

(d)    increase in the compensation or benefits (including severance or termination payments) payable, or to become payable, by the Companies or their respective Subsidiaries to any of their respective officers, employees, directors, independent contractors, consultants, or Affiliates or any adoption of, or increase in, any bonus, equity, severance, insurance, pension, or other employee benefit plan, payment or arrangement made to, for or with any such officers, employees, directors, independent contractors, consultants or any Affiliate of the Companies or their respective Subsidiaries, except for such increases which occurred in the Ordinary Course of Business for individuals whose annual compensation does not exceed, in the aggregate $200,000;

(e)    change in accounting policies, principles, or methodologies or in the manner the Companies and their respective Subsidiaries keep their respective Books and Records or any change by the Companies or their respective Subsidiaries of their current practices with regard to accounting for sales, receivables, payables, or expenses (including any change in depreciation or amortization policies or rates);

(f)    other than with respect to this Agreement or sales of inventory in the Ordinary Course of Business, the sale, assignment, transfer, lease, license, or other disposition of, or entry into a Contract to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property having a value in excess of $100,000 individually, or $250,000 in the aggregate;

(g)    changes in the ownership of the Companies and their respective Subsidiaries, including the issuance, repurchase, redemption, assignment, or transfer of any Equity Securities of the Companies or their respective Subsidiaries;

(h)    actions which, if taken after the date of this Agreement, would have required the consent of the Buyer pursuant to Section 6.04;

(i)    adoption, change or revocation of any material Tax election, adoption or change of any material Tax accounting method, change in Tax classification (as a corporation, partnership or disregarded entity), settlement or compromise of any material Tax claim or assessment, amendment of any Tax Return, extension or waiver of any statute of limitation in respect of Taxes, request for any Tax ruling, or entry into any Tax sharing or similar agreement; or

(j)    any Contract to consummate any of the foregoing.

5.07    Litigation.

(a)    Except as set forth on Section 5.07 of the Disclosure Schedule, there are currently no, and since the Lookback Date, there have not been any material Proceedings pending or, to the Knowledge of the Companies, threatened against the Companies or their respective Subsidiaries (or against any of the Companies and their respective Subsidiaries in respect of the Business) or, to the Knowledge of the Companies, pending or threatened against any director, officer or key employee thereof (in their capacity as such) and, to the Knowledge of the Companies, there is no basis for any of the foregoing since the Lookback Date.

(b)    None of the Companies nor their respective Subsidiaries is a party to or subject to the provisions of any material judgment, Order, writ, injunction, decree, or award of any Governmental Authority. There is no Proceeding, demand, notice, warning, inspection, safety alert, import alert, recall, enforcement proceeding or request for information pending or, to the Knowledge of the Companies, threatened relating to the Business of the Companies and their respective Subsidiaries.

5.08    Environmental Matters. Except as set forth on Section 5.08(a) of the Disclosure Schedule, since the Lookback Date: (a) neither the Business nor the operation thereof has violated any applicable Environmental Law in any material respect and there has been no condition or occurrence which, with notice or the passage of time or both, would constitute a material violation of or result in any material liability under any Environmental Law; (b) the Companies and their respective Subsidiaries possess all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof), and the Companies and their respective Subsidiaries have operated in compliance with all of the requirements and limitations included in such Environmental Permits; (c) the Companies and their respective Subsidiaries have not received any notice, Order, or claim indicating that the Business or the operation of any of their facilities is or may be in violation of any Environmental Law or any Environmental Permit or that they are or may be liable under any Environmental Law; (d) there are no material outstanding or pending written claims, complaints, citations, reports or other written notices that have been issued to the Companies and their respective regarding any liabilities, including any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements; (e) no Hazardous Material has been Released: (i) as a result of the Companies and their respective Subsidiaries’ operations; (ii) at, to, on, under or from any real property currently or formerly owned, leased, or operated by the Companies and their respective Subsidiaries; or (iii) at, to, on, under or from any real property at or to which the Companies and their respective Subsidiaries have disposed of, arranged for the disposal of, or transported any Hazardous Material, in the case of each of (i), (ii) and (iii), in an amount, manner, condition or concentration that would reasonably be expected to result in any material liability to the Companies and their respective Subsidiaries under any Environmental and Safety Requirements; (f) the Companies and their respective Subsidiaries have not assumed (whether by contract or operation of Law) any material liability (including any investigatory, corrective or remedial obligation) of any other Person arising under any Environmental and Safety Requirements; and (g) the Companies and their respective Subsidiaries has made available to the Buyer true, complete and accurate copies of all material environmental audits, assessments and reports, and all other material documents bearing on environmental, health or safety compliance or liabilities (contingent or otherwise), which are in their possession or reasonable control and relate to the Companies and their respective Subsidiaries, or any of the past or current operations, properties or facilities of the Companies and their respective Subsidiaries.

5.09    Title to Properties.

(a)    Except as set forth in Section 5.09(a) of the Disclosure Schedule, and other than the Parent-Level Agreements and Shared Agreements, the Companies or one of their respective Subsidiaries has good, valid and marketable title to, or valid leasehold interests in, and is the lawful owner of, all of the assets, properties and Contracts used by any of the Companies and their respective Subsidiaries, free and clear of any Liens, other than Permitted Liens, and the assets, properties and Contracts owned by the Companies and their respective Subsidiaries (including as of the Closing Date, Related Agreements), and the employees and consultants engaged or employed directly and exclusively by the Companies and their respective Subsidiaries, constitute all the assets, properties, Contracts, employees and consultants and related rights that are required to permit the Buyer to carry on the Business immediately following the Closing in substantially all respects as it was conducted immediately prior to the Closing Date by the Seller and its Affiliates. Except as set forth on Section 5.09(a) of the Disclosure Schedule, to the Knowledge of the Companies, all equipment and other tangible assets owned or leased by the Companies or their respective Subsidiaries that have a net book value in excess of $50,000 are in operating condition, ordinary wear and tear excepted, and are adequate for the purposes for which such properties and assets are presently used in all material respects.

(b)    Section 5.09(b) of the Disclosure Schedule sets forth a summary of each lease for leased assets that have annual rental payments in excess of $100,000 and each real property lease (the “Real Property Leases”) regardless of annual rental payment amount, describing the name of the lessor and the address for the premises leased under each applicable Real Property Lease (the “Leased Real Property”). Except for the Leased Real Properties, none of the Companies or their respective Subsidiaries is a party to any agreement (whether oral or written) pursuant to which it leases real estate (either as lessor or lessee). The Seller has made available to the Buyer a true, correct, and complete copy of each real property lease and all amendments and modifications thereto, and such real property leases have not been modified or amended, in each case, in a material respect, since June 30, 2019.

(c)    All of the Real Property Leases are in full force and effect, and valid and enforceable in accordance with their respective terms. None of the Companies or their respective Subsidiaries have received any written notice of any event of default or event which constitutes (with notice or lapse of time or both) a material default by any of the Companies and any of their respective Subsidiaries under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement or are otherwise reflected in the Working Capital. The Companies and their respective Subsidiaries have not received written notice that the landlord with respect to any Real Property Lease would refuse to renew such Real Property Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(d)    The Leased Real Property set forth in Section 5.09(b) of the Disclosure Schedule constitutes all of the real property used or occupied by the Companies and their respective Subsidiaries. With respect to the Real Property Leases, (i) the Companies’ and their respective Subsidiaries’ possession and quiet enjoyment of such Leased Real Property has never been disturbed, and there are no current disputes with respect to any such Leased Real Property, (ii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full, (iii) the Companies and their respective Subsidiaries do not owe any brokerage commissions or finder’s fees with respect to any Real Property Lease, and (iv) none of the Real Property Leases is subject to any sublease, license, or other right of another party to use or occupy such Leased Real Property.

5.10    Compliance with Laws. Except as set forth in Section 5.10 of the Disclosure Schedule, the Companies and their respective Subsidiaries are, and since the Lookback Date have been in all material respects, in compliance with all Laws applicable to the Companies, their respective Subsidiaries, or the Business, including, but not limited to, all Health Care Laws. Since the Lookback Date, the Companies and their respective Subsidiaries have not received notice of, and there has never been, any citation, fine or penalty imposed or asserted against any Company for any violation or alleged violation of such Laws. There have not been any material violations of any Law by any of the Companies or their respective Subsidiaries in its submissions or reports to any Governmental Entity.

5.11    Permits. The Companies and their respective Subsidiaries possess, and have possessed at all times since the Lookback Date, in full force and effect all material Permits required by any Laws to own and operate their business as currently or previously conducted and operated. The Companies and their respective Subsidiaries (i) are not in material violation of any Laws or Permits, and, to the Knowledge of the Companies, no Governmental Authority, or third party have threatened any such Proceeding, and (ii) have not received written notice that any Governmental Authority has taken or is taking action to limit, suspend, modify, or revoke any Permits.

5.12    Labor and Employment Matters.

(a)    Section 5.12(a) of the Disclosure Schedule contains a complete and accurate list of all current employees of the Companies and their respective Subsidiaries as of the date of this Agreement, setting forth for each employee, his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or base hourly wage (as applicable); bonus target (except for any bonus that is discretionary); date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, or severance and other amounts required to be paid to such employee because of the Closing or the transactions contemplated herein.

(b)    Section 5.12(b) of the Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Companies and their respective Subsidiaries and classified by the Companies or their respective Subsidiaries as other than employees, or compensated other than through wages paid by the Companies or their respective Subsidiaries through the Companies payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c)    Each of the Companies and their respective Subsidiaries is, and for the past three years has been, in material compliance with all applicable laws and regulations respecting labor and employment matters, including fair employment practices, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime.

(d)    None of the Companies nor their respective Subsidiaries is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees, or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)    Since the Lookback Date, to the Knowledge of the Companies, no allegations of sexual harassment have been made to the Companies or their respective Subsidiaries against any employee of the Companies and their respective Subsidiaries who is employed as a senior level executive, officer or supervisor of the Companies or their respective Subsidiaries.

(f)    None of the Companies nor any of their respective Subsidiaries has, since the Lookback Date, experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Companies or any of their respective Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Companies or any of their respective Subsidiaries. Except as set forth on Section 5.12(f) of the Disclosure Schedule, during the ninety (90) day period preceding the date hereof, no employee of the Companies or any of their Subsidiaries has suffered an “employment loss” as defined in the WARN Act with respect to the Companies or any of their respective Subsidiaries.

(g)    Except as set forth on Section 5.12(g) of the Disclosure Schedule, all employees of the Companies and their respective Subsidiaries are employed at-will and no employee is subject to any employment contract with the Companies or their respective Subsidiaries, whether oral or written.

(h)    Section 5.12(h) of the Disclosure Schedule identifies each executive, department head and division head, and other key employee (as the term “key employee” may be interpreted in good faith by the Company) that has signed a form of restrictive covenant agreement and includes a form of each such agreement.

(i)    Except as set forth on Section 5.12(i) of the Disclosure Schedule, (a) the Companies and their respective Subsidiaries are not, and have not been during the past three (3) years, a party to or bound by any collective bargaining agreement, (b) to the Knowledge of the Companies, there is currently no organized effort by any labor union to organize any employees of the Companies and their respective Subsidiaries into one or more collective bargaining units, (c) the Companies and their respective Subsidiaries have not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since the Lookback Date and none are pending or expressly threatened in writing, and (d) the Companies and their respective Subsidiaries have not committed any material unfair labor practice since the Lookback Date.

5.13    Employee Benefit Plans.

(a)    Section 5.13(a) of the Disclosure Schedule sets forth a list of all employee benefit plans within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, employment agreements, and welfare, supplemental unemployment benefit, bonus, pension, retirement, severance, change in control, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by (i) any of the Companies or their respective Subsidiaries, or (ii) with respect to such plans, agreements or arrangements under which any of the Companies or their respective Subsidiaries could reasonably be expected to have any material Liability, any entity that would have ever been considered a single employer with any of the Companies or their respective Subsidiaries under Section 4001(b) of ERISA or part of the same “controlled group” as any of the Companies or their respective Subsidiaries for purposes of Section 302(d)(3) of ERISA (“ERISA Affiliate”) for the benefit of their employees or former employees, director or officer, and their dependents or beneficiaries (collectively, the “Plans”).

(b)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter from the Internal Revenue Service or is a pre-approved prototype or volume submitter plan, and to the Knowledge of the Companies, no event or omission has occurred that would cause any Plan to lose such qualification. Each of the Plans is, and has been, operated in material compliance with the Code, ERISA, and all applicable Laws and has been administered in all material respects in accordance with applicable Laws and its terms.

(c)    With respect to the Plans, all required contributions have been made or properly accrued in all material respects in accordance with the terms of the applicable Plan and applicable Laws.

(d)    The Seller has made available to the Buyer true and complete copies of (i) plan documents, amendments, and related trust agreements, (ii) all material correspondence with all Governmental Authorities with respect to each Plan with respect to events that occurred, or are alleged to have occurred, since the Lookback Date, and (iii) the latest financial statements for the Plans.

(e)    The Companies and their respective ERISA Affiliates do not currently maintain and have never maintained, and are not required currently and have never been required to contribute to or otherwise participate in, (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) any employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements (a “Multiemployer Plan”); (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and none of the Companies nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)    All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Plan.

(g)    No Proceeding with respect to any Plan or any fiduciary or service provider thereof (other than routine claims for benefits) is pending or, to Knowledge of the Companies, threatened, and to the Knowledge of the Companies, there is no reasonable basis for any such Proceeding.

(h)    None of the Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and none of the Companies has ever promised to provide such post-termination benefits.

(i)    (i) Each Plan may be amended, terminated, or otherwise modified by the Companies to the greatest extent permitted by applicable Law. (ii) None of the Companies nor any ERISA Affiliates have announced its intention to modify or terminate any Plan or adopt any arrangement or program which, once established, would come within the definition of a Plan.

(j)    Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Plan is reasonably likely, or to the Knowledge of the Companies, will be reasonably likely to be, subject to the penalties of Section 409A(a)(1) of the Code.

(k)    No Plan is subject to the laws of any jurisdiction outside the United States.

(l)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Companies or any ERISA Affiliate; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Companies or an ERISA Affiliate.

5.14    Tax Matters. Except as set forth on Section 5.14 of the Disclosure Schedule:

(a)    Each of the Companies, their respective Subsidiaries, and/or the Seller has filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected). All Taxes due and payable by any of the Companies and their respective Subsidiaries have been fully paid, all such Tax Returns are true, complete and correct in all material respects, and all Taxes that any of the Companies and their respective Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b)    There are no material outstanding Tax deficiencies, assessments, or adjustments with respect to each of the Companies or their respective Subsidiaries. Neither the Companies nor their respective Subsidiaries have (i) agreed to waive or extend the statute of limitation applicable to the assessment or collection of any material Tax that has not yet been either paid or resolved or (ii) agreed in writing to extend the time within which to file any income and other material Tax Return of the Companies or their respective Subsidiaries, which has not been since filed within the prescribed extended period.

(c)    There are no ongoing Tax audits by any Taxing Authority against any of the Companies or their respective Subsidiaries and no material written claim has been received by any of the Companies or their respective Subsidiaries from a Taxing Authority to the effect that it is or may be subject to either (i) Taxes assessed by such authority or (ii) a proposed material adjustment to any item with respect to Taxes applicable to the Companies or their respective Subsidiaries. Since the Lookback Date, no written claim has been made by a Taxing Authority in a jurisdiction where any Company or its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens or encumbrances upon any property or assets of the any Company or its Subsidiaries for Taxes, except for Liens or encumbrances for Taxes not yet due and payable.

(d)    None of the Companies or their respective Subsidiaries is a party to any Tax allocation or sharing arrangement with any Person other than another Company or Subsidiary in respect of or pursuant to which they will have any obligation to make any payments after the Closing Date.

(e)    None of the Companies or their respective Subsidiaries have been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)    None of the Companies or their respective Subsidiaries have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    Neither of the Companies or any of their respective Subsidiaries has been, during the two-year period ending on the date of this Agreement, either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(h)    Neither of the Companies or any of their respective Subsidiaries is or has been, for any taxable period (or portion thereof) ending on or prior to the Closing Date, a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.

(i)    Section 5.14(i) of the Disclosure Schedule sets forth the U.S. federal income Tax classification for each of the Companies and their respective Subsidiaries as of (i) the date on which such entity was acquired, directly or indirectly, by the Companies and (ii) the date of this Agreement, and indicates whether any classification election for U.S. federal income tax purposes for the Companies has been filed with the Internal Revenue Service.

(j)    Each of the Companies is classified as a “C corporation” for U.S. federal income Tax purposes.

(k)    Neither of the Companies or any of their respective Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a combined federal income Tax Return since the Lookback Date (or if longer, the earlier of (i) five years prior to the date hereof and (ii) the date on which such entity was acquired, directly or indirectly, by the Companies) (other than a group as to which Mednax, Inc. is the common parent) nor (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state or local Law).

(l)    Neither of the Companies or any of their respective Subsidiaries has any liability for Taxes of any other Person as a transferee or successor.

(m)    Neither of the Companies or any of their respective Subsidiaries is a party to any Tax allocation, indemnity, or sharing agreement (other than commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(n)    Neither the Companies nor their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi) election made under Section 108(i) of the Code prior to the Closing Date; or (vii) Section 951 or Section 951A of the Code.

(o)    Neither the Companies nor their respective Subsidiaries has, or will have after the Closing Date, any unpaid liability for Taxes pursuant to an election under Section 965(h) of the Code.

5.15    Insurance. Section 5.15 of the Disclosure Schedule lists each material insurance policy maintained by the Companies and their respective Subsidiaries, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are valid, outstanding, and enforceable policies subject to the terms, conditions, exclusions, and limitations contained therein and such policies comply with all the contractual requirements of the Companies and their respective Subsidiaries and applicable Laws, and the Companies and their respective Subsidiaries are not in material breach or material default thereunder. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been or will be paid or accrued therefor, no written notice of cancellation or termination, denial of coverage and material change in premium, has been received with respect to any such policy. None of the Companies and their respective Subsidiaries has or has ever had a self-insurance, co-insurance, or captive insurance program and none of the Companies and their respective Subsidiaries has any liability related to any such programs. A true, complete, and accurate claims history under the Companies and their respective Subsidiaries’ Insurance Policies since the Lookback Date has been made available to Buyer.

5.16    Affiliated Transactions. Except as set forth on Section 5.16 of the Disclosure Schedule:

(a)    there are no (i) Contracts to which the Companies or their respective Subsidiaries are now, or have ever been, a party, and to which the Seller, the Companies, or an Affiliate of the Seller or the Companies is also a party, or (ii) transactions, arrangements, or understandings between the Companies, the Seller, or any Affiliate of the Companies (each, an “Affiliate Arrangement”);

(b)    neither the Seller nor the Companies or their respective Subsidiaries, any officer or director of the Companies or their respective Subsidiaries or any immediate family member of any such officer or director, or manager (i) has any direct or indirect financial interest in any competitor, supplier, or contractor of the Companies or their respective Subsidiaries; or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Companies and their respective Subsidiaries use or have used in the conduct of its business or otherwise; and

(c)    the Companies and their respective Subsidiaries do not have any liability or any other obligation of any nature whatsoever to any Affiliate of the Seller, the Companies or their respective Subsidiaries, or any officer, director, or equity holder of any of the Companies or their respective Subsidiaries or any immediate family member of any such officer, director, or equity holder.

5.17    Material Contracts.

(a)    Section 5.17(a) of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which any member of any of the Companies or their respective Subsidiaries is a party by which any of the Companies or their respective Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i)    all Contracts relating to any completed material business acquisition by the Companies or their respective Subsidiaries since the Lookback Date;

(ii)    all written Contracts for the employment of any current officer, individual employee or other person on a full-time or consulting basis with required annual payments in excess of $200,000;

(iii)    all Contracts relating to Debt of the Companies and their respective Subsidiaries;

(iv)    all guaranties of any obligation for Debt;

(v)    all Contracts under which any of the Companies or their respective Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental payments exceed $100,000;

(vi)    all Contracts under which any of the Companies or their respective Subsidiaries is lessor of or permits any third party to hold or operate any personal property for which the annual rental payments exceed $100,000;

(vii)    all Contracts under which (A) the Companies or any of their respective Subsidiaries are granted rights in the Intellectual Property of any other Person (other than “off-the-shelf software” that is made available for a total cost of less than $100,000 and is not a material component of a Company Product) or (B) the Companies or any of their respective Subsidiaries have granted rights in Intellectual Property to any other Person;

(viii)    each Contract that limits or purports to limit the freedom of the Companies or their respective Subsidiaries (or, after Closing, Buyer or its Subsidiaries) or any of their respective Affiliates to compete in any line of business or within any geographic area with any Person, or materially restricts the Companies or their respective Subsidiaries (or after Closing, Buyer or its Subsidiaries) or any of their respective Affiliates ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of the Companies or their respective Subsidiaries (or after Closing, Buyer or its Subsidiaries) or any of their respective Affiliates, other than Contracts that contain customary employee non-solicitation provisions entered into in the Ordinary Course of Business and which account for less than $250,000 of revenue per annum;

(ix)    each Contract (or group of related contracts with respect to a single transaction or series of related transactions) with any Material Supplier;

(x)    each Contract (or group of related contracts with respect to a single transaction or series of related transactions) with any Material Customer;

(xi)    any Contract involving annual payment or annual receipt of royalties or other amounts more than $100,000, in the aggregate, calculated based on the revenues or income of the Companies or their respective Subsidiaries or income or revenues related to any product of the Companies or their respective Subsidiaries during the preceding fiscal year;

(xii)    each joint venture, partnership and other similar Contract involving the sharing of profits of the Companies or their respective Subsidiaries with any third party;

(xiii)    each Affiliate Arrangement;

(xiv)    each Parent-Level Agreement;

(xv)    each Shared Agreement;

(xvi)    any Contract with a Material Customer or Material Supplier (or group of related Contracts with respect to a single transaction or series of related transactions) that cannot be terminated by the Companies or their respective Subsidiaries on less than ninety (90) days’ notice (without monetary penalty);

(xvii)    each Contract with a Material Customer or Material Supplier providing for the Companies or their respective Subsidiaries to be exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Companies or their respective Subsidiaries of exclusive or preferred rights of any kind;

(xviii)    each Contract providing for any Person to be the exclusive or preferred provider of any product or service to the Companies or their respective Subsidiaries, or that otherwise involves the granting by the Companies or their respective Subsidiaries to any Person of exclusive or preferred rights;

(xix)    each Contract containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Companies or their respective Subsidiaries;

(xx)    each settlement or similar Contract pursuant to (i) which the Companies or their respective Subsidiaries is obligated to pay consideration after the Closing Date, or that provides injunctive relief or grants specific performance; or (ii) any entered into since the Lookback Date that exceed $25,000 in payment of consideration from the Companies or their respective Subsidiaries;

(xxi)    each Contract for the sale of any of the assets of the Companies or their respective Subsidiaries, other than sales of inventory in the Ordinary Course of Business;

(xxii)    each Contract under which the Companies or their respective Subsidiaries has advanced or loaned funds exceeding fifty thousand dollars ($50,000);

(xxiii)    each Contract with any Governmental Authority or any Person that is prime contractor or subcontractor in respect of a Contract with any Governmental Authority;

(xxiv)    each Contract with any Person on an employment or consulting basis providing annual compensation in excess of two hundred thousand dollars ($200,000) or is not cancelable by the Companies or their respective Subsidiaries without penalty on not less than ninety (90) days’ notice;

(xxv)    any Contract that provides for any severance, retention, change in control or similar bonus or payment;

(xxvi)    each Contract under which the Companies or their respective Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees (other than under any Company’s or their respective Subsidiaries’ 401(k) plan); and

(xxvii)    each collective bargaining or labor agreement.

(b)    Except as set forth on Section 5.17(b) of the Disclosure Schedule: (i) all Material Contracts are in full force and effect; (ii) no Material Contract has been materially breached, canceled (other than in accordance with the terms of such Material Contract) or repudiated by the Companies and their respective Subsidiaries that is a party thereto, or, to the Knowledge of the Companies, any other party thereto; (iii) each of the Companies and their respective Subsidiaries has performed all material obligations required to be performed by it in connection with the Material Contracts to which it is a party and none of the Companies and their respective Subsidiaries has received any written, or to the Knowledge of the Companies, other claim or notice of default or event that with notice or lapse of time would constitute a default by any of the Companies and their respective Subsidiaries under any such Contract, nor to the Knowledge of the Companies, is any other party to any Material Contract in material breach or default thereunder; (iv) none of the Companies and their respective Subsidiaries has any present expectation or intention of not fully performing any obligation pursuant to any Contract to which it is a party and to the Knowledge of the Companies, no other party thereto intends to cancel, terminate, breach, or attempt to alter the terms of any such Material Contract, or to exercise or not to exercise any option to renew thereunder; (v) the Companies and their respective Subsidiaries have made available to Buyer true, correct and complete copies of each Material Contract (together with all exhibits thereto and all amendments, waivers or other changes thereto); (vi) each Material Contract is in full force and effect, and (vii) each Material Contract is valid and binding on, and is enforceable by and against, the applicable Companies and their respective Subsidiaries thereto and, to the Knowledge of the Companies, each other party thereto.

5.18    Intellectual Property.

(a) Section 5.18 of the Disclosure Schedule contains a true and complete list of all Company Registered IP, in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number, the owner of such filing, issuance or registration, and the jurisdiction where the filing, issuance or registration was made.

(b)    The Companies and their respective Subsidiaries, collectively, exclusively own the Company Owned IP, free and clear of all Liens other than Permitted Liens, and have adequate and enforceable rights to use all other Intellectual Property necessary for the Business as currently conducted. The Company Owned IP is valid, subsisting, and enforceable.

(c)    Each item of Company Registered IP is registered or applied for, as applicable, in the name of one of the Companies or one of their respective Subsidiaries, has been duly maintained and is currently in compliance with all formal Laws (including payment of all applicable fees). No Company Registered IP has been or is now involved in any reissue, reexamination, inter partes review, post-grant review, covered business method review or opposition proceeding. A valid and enforceable assignment to one of the Companies or one of their respective Subsidiaries for each patent and patent application in the Company Registered IP has been obtained and duly recorded with the U.S. Patent and Trademark office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(d)    There are no pending or, to the Knowledge of the Companies, threatened claims against any of the Companies or any of their respective Subsidiaries alleging that any of the operation of the Business, or any activity performed by or on behalf of any of the Companies or any of their respective Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any right of any Person in or to any Intellectual Property or that any of the Company Owned IP is invalid or unenforceable.

(e)    Neither the operation of the Business, nor any activity performed by or on behalf of any of the Companies or any of their respective Subsidiaries, nor the manufacture, use, importation, offer for sale and/or sale of any Company Product infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any right of any Person in or to any Intellectual Property.

(f)    To the Knowledge of the Companies, there is no, nor has there been any, infringement, misappropriation or violation by any Person of any Company Owned IP.

(g)    There are no Orders, settlements, covenants not to sue, consents, or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which any of the Companies or any of their respective Subsidiaries is a party that (i) restrict the rights of any of the Companies or any of their respective Subsidiaries to use any Intellectual Property, (ii) restrict the Business in order to accommodate the Intellectual Property of any other Person, or (iii) permit any other Person to use any Company Owned IP.

(h)    All former and current officers, directors, employees, contractors, consultants and other individuals, with respect to each of the foregoing, involved in the creation or development of any Company Owned IP, have executed written instruments with one of the Companies or one of their respective Subsidiaries that assign to one of the Companies or one of their respective Subsidiaries all rights, title and interest in and to any and all inventions, improvements, ideas, discoveries, writings, works of authorship and other Intellectual Property relating to the Business or the Company Products.

(i)    The Companies and their respective Subsidiaries have taken reasonable measures to protect the confidentiality and value of all trade secrets and other proprietary information in the Company Owned IP.

(j)    No funding, facilities, or personnel of any Governmental Authority, university, college, other educational institution or research center or funding from any other Person was used directly or indirectly in the development of any Company Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company Owned IP. Neither the Companies nor any of their respective Subsidiaries have granted to any Governmental Authority, either expressly, or by any act or omission, any unlimited, unrestricted or government purpose rights, or any similar rights, in any Company Owned IP.

(k)    The Companies and their Subsidiaries have not been a member or contributor to, and have otherwise not been involved with, any industry standards body or similar organization which, as a result of such membership, contribution or involvement, has a legal right to compel any of the Companies or any of their respective Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP.

(l)    Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP or any Company Intellectual Property exclusively licensed to any of the Companies or any of their respective Subsidiaries; (ii) a breach by any of the Companies or any of their respective Subsidiaries of any Contract pursuant to which such Company or such Subsidiary grants or is granted rights in Intellectual Property; (iii) the release, disclosure or delivery of any Company Owned IP or Company Intellectual Property exclusively licensed to any of the Companies or any of their respective Subsidiaries by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP; or (v) payment of any royalties or other license fees with respect to Intellectual Property rights of any third party in advance or excess of those payable by any of the Companies or any of their respective Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(m)    None of the Companies nor any of their respective Subsidiaries has provided or disclosed, directly or indirectly, any source code of any software included in or with any Company Product to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. None of the Companies nor any of their respective Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses, or interests in or to any source code of any software included in or with any Company Product. No release or request for release of any source code of any software included in or with any Company Product in or subject to escrow has occurred, and no circumstance has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or release of any source code included in or with any Company Product by any of the Companies or any of their respective Subsidiaries, its escrow agent(s) or any other Person to any third party.

(n)    The Company Products do not contain any viruses, worms, spyware, malware, time bombs, key-locks, or any other code or devices intended to disrupt, damage interfere with, or unlawfully access the Company Products or equipment upon which the Company Products operate, or the integrity of the data, information or signals the Company Products produce (“Contaminants”) in a manner adverse to any of the Companies or any of their respective Subsidiaries or any customer, licensee or recipient. The Companies and their respective Subsidiaries take reasonable measures to prevent the introduction of Contaminants into the Company Products.

(o)    Section 5.18(o) of the Disclosure Schedule contains a complete and accurate list of all Open Source Software incorporated in, linked or called to by, distributed with, or otherwise used by any software included in or with any Company Product, specifying for each such item of Open Source Software, the name, version number, applicable license, and applicable Company Product.

(p)    The development of any software included in or with any Company Product with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any software included in or with any Company Product of any Open Source Software, does not obligate any of the Companies or any of their respective Subsidiaries to disclose, make available, offer or deliver any portion of the source code of such software included in or with such Company Product or component thereof to any other Person, other than the applicable Open Source Software. The Companies and their respective Subsidiaries have fully complied and are currently in full compliance with the license of each item of Open Source Software listed or required to be listed in Section 5.18(o) of the Disclosure Schedule, including applicable obligations relating to notice, attribution, and distribution or making available of source code.

(q)    The Company Systems are sufficient to operate the Business as currently conducted, and the Companies and their respective Subsidiaries own or have valid and enforceable rights to use the Company Systems. The Companies and their respective Subsidiaries have appropriate backup and disaster recovery plans, procedures and facilities for the Business and have taken reasonable steps to safeguard the Company Systems. There have been no unauthorized intrusions or breaches of the security of the Company Systems or infections by viruses or other harmful code. There has not been any material malfunction, interruption, or loss of data with respect to the Company Systems that has not been remedied or replaced in all material respects. The Companies and their respective Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees and other personnel.

5.19    Privacy and Security.

(a) Each of the Companies and their respective Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with (i) HIPAA and applicable Privacy Laws; (ii) all contractual obligations binding upon the Companies and their respective Subsidiaries concerning Personal Information; and (iii) the Companies’ and their respective Subsidiaries’ privacy and security policies.

(b)    None of the Companies or their respective Subsidiaries has, since the Lookback Date, received any written communication from any Governmental Authority with respect to its HIPAA or Privacy Law compliance. There is no ongoing or imminently threatened litigation, investigation, or enforcement proceeding by any Governmental Authority with respect to the HIPAA or Privacy Law compliance of the Companies and their respective Subsidiaries.

(c)    In each of the Companies’ and its respective Subsidiaries’ function as a “Business Associate” as that term is defined under HIPAA, each has at all times implemented and enforced the requisite privacy and security policies, procedures and systems to materially comply with the terms of its business associate agreements and applicable Law. Each of the Companies and its respective Subsidiaries have entered into business associate agreements with all “Covered Entities” as defined in 45 C.F.R. § 160.103 who provide or for whom the Companies and their respective Subsidiaries receive, create, maintain, transmit, or process Protected Health Information and all third parties acting as business associate subcontractors, as defined in 45 C.F.R. § 160.103, of the Companies or their respective Subsidiaries. As of the date of this Agreement, each of the Companies and their respective Subsidiaries are not, and have never been, in material breach of any business associate agreement.

(d)    Each of the Companies and their respective Subsidiaries have conducted their business in material compliance with the HIPAA regulations governing electronic transactions (45 C.F.R. Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F).

(e)    Each of the Companies and their respective Subsidiaries has implemented and maintained organizational, physical, administrative and technical measures required by Privacy Laws, the contractual obligations applicable to the Companies and policies to which the Companies are subject and that consistent with standards prudent in the industry in which each of the Companies and its respective Subsidiaries operates. Each Company and its respective Subsidiaries has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security incidents. Each Company and its respective Subsidiaries has: (A) regularly conducted vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, each Company’s and its Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exception or vulnerability identified in such Information Security Reviews; and (C) made available true and accurate copies of all Information Security Reviews. Each Company and its Subsidiaries provides its employees with regular training on privacy and data security matters.

(f)    Since the Lookback Date, none of the Companies or their respective Subsidiaries has experienced any: (i) breach of privacy, security, or confidentiality with respect to Personal Information; (ii) Breach of Unsecured Protected Health Information, as “Breach” and “Unsecured Protected Health Information” are defined by HIPAA; or (iii) Security Incident that individually or in the aggregate would have a Material Adverse Effect, as “Security Incident” is defined by HIPAA.

(g)    None of the Companies or their Subsidiaries has supplied or provided access to Personal Information processed by it to a third party for remuneration or other consideration in violation of the Privacy Laws.

(h)    None of the Companies or their Subsidiaries are subject to or required to comply with the European General Data Protection Regulation or other Privacy Laws from jurisdictions outside of the United States.

5.20    Health Care Matters.

(a) Each of the Companies and its respective Subsidiaries (i) are currently, and have been at all times since the Lookback Date, in material compliance with all applicable Health Care Laws; and (ii) are not, and have not been, subject to or the target of any litigation or final adverse action, as that term is defined in 42 U.S.C. §1320a-7e(g), based on acts or omissions for or on behalf of each of the Companies or its respective Subsidiaries.

(b)    Neither the Companies nor any of their Subsidiaries have received notice from any Governmental Authority that (A) alleges any material noncompliance with any Health Care Law, or alleges that any of the Companies, any of their Subsidiaries, or any of their officers, directors, employees, or agents, is or was under investigation or the subject of any inquiry by any such Governmental Authority for such alleged material noncompliance with any Health Care Law or (B) would be reasonably likely to result in a fine or assessment or a cease and desist order, or the suspension, revocation or limitation or restriction of participation in any Federal Health Care Program. Neither the Companies nor their respective Subsidiaries have ever entered into any agreement or settlement with any Governmental Authority with respect to noncompliance with, or violation of, any Health Care Law.

(c)    Neither the Companies, nor their respective Subsidiaries, nor any of their officers, directors, employees, or agents, (i) have been convicted of, charged with or investigated for any material violation of any Health Care Law; (ii) have been convicted of, charged with, or investigated for any violation of a Federal Health Care Program-related material offense or applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (iii) are, or have ever been, excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal Health Care Program, or is subject to a governmental inquiry, investigation, Proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion; or (iv) have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation related to controlled substances.

(d)    Neither the Companies nor their respective Subsidiaries (i) are the subject of any third party audit or investigation and there is no such audit or investigation threatened; (ii) are or have been named as a defendant in any action under the False Claims Act; or (iii) have received or are currently responding to any search warrant, subpoena, or civil investigative demand from any Government Authority with respect to any alleged violation of Law by the Companies or any of their respective Subsidiaries.

(e)    All billing practices, insurance verification, and revenue cycle management services offered by each of the Companies and their respective Subsidiaries are and have been conducted in accordance with all rules, regulations, policies and procedures of each applicable Payor in all material respects, and, all claims for payment submitted by any of the Companies or their respective Subsidiaries on behalf of any customer or health care provider have been true, fair and correct and prepared in an accurate and complete manner.

(f)    None of the Companies nor their respective Subsidiaries nor any employee thereof has made any voluntary or self-disclosure to any Governmental Authority regarding any potential non-compliance with any Health Care Law. None of the Companies nor their respective Subsidiaries are subject to any corrective action plan, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, or similar undertaking with or imposed by any Governmental Authority arising from any alleged violation of any Law regulating health care fraud or patient health information privacy.

(g)    Each of the Companies and their respective Subsidiaries and all applicable employees are, and since the Lookback Date have been, in compliance with all Permits necessary to conduct the Business and no suspension, limitation, adverse modification, revocation or cancellation of any such Permit is pending or threatened. All applications that are required to have been filed for the renewal or upkeep of any Permit has been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Authority and all fees or other amounts required to be paid in connection therewith have been paid to the appropriate Governmental Authority.

5.21    No Brokers. Except as set forth in Section 5.21 of the Disclosure Schedule, the Companies and their respective Subsidiaries have not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

5.22    Customers and Suppliers.

(a) Section 5.22(a) of the Disclosure Schedule sets forth a true, complete and correct list of the Companies’ top twenty (20) customers for (i) fiscal year 2018 and (ii) the seven (7) month period ended on July 31, 2019 (each a “Material Customer”) based on the aggregate net sales of the Companies and their respective Subsidiaries, on a consolidated basis, to such Persons during such periods and sets forth opposite the name of each such Material Customer the dollar amount and percentage of net sales of the Companies attributable to such Material Customer during same such time periods. None of the Companies nor their respective Subsidiaries have received any notice that any of its Material Customers has ceased, or intends to cease, to purchase goods from the Companies or to otherwise terminate or adversely modify or materially reduce its relationship with the Companies or any of their respective Subsidiaries.

(b)    Section 5.22(b) of the Disclosure Schedule sets forth a true, complete and correct list of the Companies’ top twenty (20) suppliers for (i) fiscal year 2018 and (ii) the seven (7) month period ended on July 31, 2019 (each a “Material Supplier”) based on the aggregate net sales of the Companies and their respective Subsidiaries, on a consolidated basis, to such Persons during such periods and sets forth opposite the name of each such Material Supplier the dollar amount and percentage of net purchases of the Companies and their respective Subsidiaries attributable to such Material Supplier during such time periods. The Companies and their Subsidiaries have not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Companies or the Subsidiaries or to otherwise terminate or adversely modify or materially reduce its relationship with the Companies or their respective Subsidiaries.

5.23    Investment Company Act. The Companies and their respective Subsidiaries are not, nor are they required to be registered as, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01    Further Assurances; Closing Conditions. During the Interim Period, the Buyer and the Seller shall, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out, and comply with all of the terms of this Agreement and the transactions contemplated hereby, and (b) use their reasonable best efforts to cause the conditions set forth in ARTICLE II to be satisfied and to consummate the transactions contemplated herein as promptly as practical; provided, that, notwithstanding anything to the contrary in this Agreement, none of the Buyer, the Seller nor any of the Companies or any of their respective Subsidiaries shall be required to pay any consent or similar fee to obtain any third party or governmental consents except as expressly set forth in Section 6.01 and Section 6.03.

6.02    Notices and Consents. Without limiting the generality of Section 6.01, during the Interim Period, (a) the Seller will deliver the notices set forth in Section 6.02 of the Disclosure Schedule to the third parties set forth on Section 6.02 of the Disclosure Schedule and will use commercially reasonable efforts (which shall not include the payment for a consent or similar fee) to obtain the third party consents and licenses set forth on Section 6.02 of the Disclosure Schedule, and (b) the Buyer will use commercially reasonable efforts to cooperate in all reasonable respects with the Seller and use commercially reasonable efforts to assist the Seller in the obtainment of all such consents and licenses.

6.03    Regulatory Filings.

(a) General. Each of the Buyer and the Seller shall, and the Buyer and the Seller shall cause their respective Affiliates to, use their reasonable best efforts to (i) as promptly as practicable, obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by the Buyer, the Seller or any of its Subsidiaries, and to avoid any action or Proceeding by any Governmental Authority, in each case that is required by such Person in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated herein and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. The Buyer and the Seller shall, and the Buyer and the Seller shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or orders and the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Buyer and the Seller shall, and the Buyer and the Seller shall cause their respective Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by the other in connection with the transactions contemplated by this Agreement.

(b)    Regulatory Approvals and Cooperation. The Buyer shall, and shall cause its Affiliates to use their reasonable best efforts, to (i) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, and (ii) take all actions necessary to obtain promptly all consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including by (A) seeking to prevent the initiation of, and defending any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, (B) avoiding the entry of, or causing to be lifted or rescinded any injunction, judgment, order or ruling entered by any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. Further, each of the Buyer on the one hand and the Seller on the other hand shall, and shall cause their respective Affiliates to, coordinate and cooperate with the Seller or the Buyer, as applicable, in connection with their efforts to obtain all consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including (1) cooperating in all reasonable respects with the Seller or the Buyer, as applicable. in connection with any investigation or other inquiry, (2) keeping the Seller or the Buyer, as applicable, promptly informed of any material communication received by the Buyer, the Seller or any of their respective Affiliates, as applicable, from any Governmental Authority, including the Federal Trade Commission, U.S. Department of Justice, or similar non-United States Governmental Authority regarding any of the transactions contemplated hereby, (3) providing the Seller or the Buyer, as applicable, and their respective advisors with a reasonable opportunity to (x) review any proposed communication by the Buyer, the Seller or their respective Affiliates, as applicable, with any Governmental Authority, (y) consult with the Buyer or the Seller, as applicable, prior to any meeting or conference with any Governmental Authority, and (z) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (4) providing such other information and assistance as the Seller or the Buyer, as applicable, may reasonably request in connection with the foregoing.

(c)    Obligations Cumulative. The Parties’ obligations in this Section 6.03 are cumulative, and a Party’s obligations in any specific clause of this Section 6.03 shall not be interpreted to limit in any way the Parties’ obligations in any other clause.

6.04    Conduct of the Business. During the Interim Period, except (a) as set forth on Section 6.04 of the Disclosure Schedule, (b) as otherwise expressly contemplated or expressly provided for by this Agreement, (c) as required by applicable Law, (d) as consented to in writing by the Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), or (e) for the use of available cash to repay any Transaction Expenses, or Taxes of the Seller prior to the Effective Time, the Seller shall carry on the business of the Companies and their respective Subsidiaries in the Ordinary Course of Business and substantially in the same manner as previously conducted and to the extent consistent therewith, cause the Companies and their respective Subsidiaries to use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Companies and their respective Subsidiaries’ present employees and agents, including to the extent applicable promptly depositing any funds, credits or refunds received by a customer that are to be remitted to patients of such customer into the Excluded Cash Accounts.

Nothing in this Section 6.04 is intended to result in the Seller, the Companies or their respective Subsidiaries ceding control to the Buyer of the Seller’s, the Companies’ or their Subsidiaries’ basic Ordinary Course of Business and commercial decisions prior to the Closing Date; provided, that, the Seller shall not, and shall cause the Companies and their respective Subsidiaries not to, take any of the following actions without the prior written consent of the Buyer (which consent may be withheld, conditioned, or delayed in the sole and absolute discretion of the Buyer):

(a)    amend, restate or otherwise adopt or propose any change in the Organizational Documents of the Companies or any of their respective Subsidiaries;

(b)    merge or consolidate the Companies or any of their respective Subsidiaries with any other person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on their respective assets, operations or businesses;

(c)    acquire assets from any other Person with a value or purchase price in excess of $200,000 in any transaction or series of related transactions, other than acquisitions of inventory or raw materials made in the Ordinary Course of Business;

(d)    issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Securities of the Companies or their respective Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares Equity Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such Equity Securities or exchangeable securities;

(e)    create or incur any Lien on any assets of the Companies or their Subsidiaries, other than Permitted Liens;

(f)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Companies or their respective Subsidiaries) in excess of $200,000 in the aggregate, or declare, set aside or pay any dividend or other distributions (whether in stock, cash, property or otherwise);

(g)    incur any Debt Amount (excluding income Taxes) or guarantee for such Debt Amount of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Companies or their respective Subsidiaries, except for (i) Debt Amount incurred in the Ordinary Course of Business, not to exceed $200,000 in the aggregate, (ii) indebtedness in replacement of existing Debt Amount on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) intercompany indebtedness solely between and among the Companies and their respective Subsidiaries;

(h)    enter into any binding commitment for capital expenditures in excess of $200,000 in the aggregate that are not contemplated by the current budget of the Companies and their respective Subsidiaries (a true, complete and accurate copy of which has been made available to the Buyer) or fail to make any capital expenditures contemplated by such annual budget;

(i)    amend, modify, terminate, permit to lapse or waive any material right under any Material Contract (or enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof except in the Ordinary Course of Business), including any change in pricing or fees thereunder or any issuance of rebates or credits in respect of services performed thereunder;

(j)    commence, settle or compromise any then pending or threatened Proceeding or claim or otherwise settle any material liabilities of the Companies or their respective Subsidiaries;

(k)    make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes), enter into any transaction giving rise to deferred gain or loss, or amend, re-file or otherwise modify any Tax Return, in each case, if the effect of such action would affect the Tax liability or Tax position of the Buyer, the Companies or their respective Subsidiaries after the Closing;

(l)    (i) increase the base salary or base compensation, bonus opportunities or other compensation of any director, officer or employee of the Companies or any of their respective Subsidiaries other as required pursuant to existing contractual obligations, (ii)

make any material change in employment terms for any director, manager, officer, employee earning an annual base salary greater than $200,000, (iii) hire or terminate any employee or engage any independent contractor or other service provider with a required annual compensation in excess of $200,000, (iv) enter into, adopt or amend any employment agreement, change of control, severance, bonus, transaction-related or similar agreement, (v) pay any bonus related to or arising out of the transactions contemplated by this Agreement, or (vi) other than (x) pursuant to the terms of any existing agreement or employee benefit plan, (y) as may be required by applicable Law, or (z) changes to plans that generally affect all employees of Mednax, Inc. and its Subsidiaries not specific to the Companies or their employees, adopt, materially amend, materially modify or terminate any employee benefit plan for the benefit of any of the Companies or their respective directors, managers, officers or employees;

(m)    pay any transaction bonuses;

(n)    implement any plant closing or layoff employees that could implicate the WARN Act;

(o)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Business, the Companies or their respective Subsidiaries, including any Equity Security of any of the Companies’ Subsidiaries, except (i) in the Ordinary Course of Business, or (ii) transfers solely between and among the Companies and one or more of their respective Subsidiaries; or

(p)    agree in writing to do any of the foregoing

6.05    Access to Information. During the Interim Period, the Seller shall provide the Buyer and the Buyer’s authorized agents and Representatives reasonable access at reasonable times, and upon reasonable notice, to the senior management of each of the Companies and their respective Subsidiaries and to the Books and Records of each of the Companies and their respective Subsidiaries; provided, that (a) all such access shall be coordinated in advance through Guggenheim Securities, LLC and Barclays Capital Inc., (b) such access does not unreasonably interfere with the operation of the Companies’ or their Subsidiaries’ respective business and shall be subject to the Companies’ and their Subsidiaries’ reasonable security measures and insurance requirements, (c) the Buyer and its authorized agents and Representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Companies or their respective Subsidiaries relating to the transactions contemplated by this Agreement unless, in each instance, approved in writing in advance by the Seller, and (d) nothing herein shall require the Seller, the Companies or their respective Subsidiaries to furnish to the Buyer or provide the Buyer with access to information that legal counsel for the Seller, the Companies or their respective Subsidiaries reasonably conclude may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege (it being agreed that the Seller shall give notice to the Buyer of the fact that it is withholding such information or documents, shall withhold only that portion of such information that is reasonably necessary to be withheld not to violate applicable Law, fiduciary or other duty or obligation and to preserve attorney-client privilege and thereafter, the Seller Companies and their respective Subsidiaries shall use reasonable best efforts to provide such information in a manner that would not reasonably be expected to violate such Law, restriction or waive attorney-client privilege).

6.06    Exclusivity. During the Interim Period, the Seller shall not, and shall direct the Companies, their respective Subsidiaries and its and their respective directors, officers, employees, investment bankers, and other Representatives not to directly or indirectly, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal or (c) except as otherwise required by applicable Law, order of a Governmental Authority or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Companies or their respective Subsidiaries (including this Agreement and any materials containing the Buyer’s proposal) to any Person (other than the Buyer and its Representatives). In the event that any Person (other than the Buyer) offers to engage in negotiations or discussions concerning any Acquisition Proposal, the Seller shall promptly notify the Buyer of the identity of such Person and the material terms of such offer. [***].

6.07    Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date, the Parties and each of their respective Affiliates, employees and advisors are and remain bound to the Confidentiality Agreement, which shall remain in effect until the Closing, at which point it will automatically terminate.

6.08    Financing.

(a)    Prior to the Closing, the Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions in any fee letters entered into in connection therewith), as applicable, no later than the Closing Date, including using reasonable best efforts to (i) maintain in effect the Financing Commitments (subject to Buyer’s right to replace, restate, supplement, modify, assign, substitute or amend the Debt Commitment Letter solely in accordance with the terms of this Section 6.08) until the funding of the Financing at the Closing, (ii) negotiate and enter into definitive agreements with respect to the Financing contemplated by the Financing Commitments on terms and conditions set forth in the Financing Commitments (including any “flex” provisions in any fee letters entered into in connection therewith) or on other terms that would not constitute a Restricted Debt Commitment Letter Amendment (such definitive agreements being referred to as the “Financing Agreements”), (iii) satisfy (or obtain the waiver of), no later than the Closing Date, all conditions applicable to the Buyer contained in the Financing Commitments (or the Financing Agreements) that are within its control including, without limitation, the payment of any commitment, engagement or similar fees thereunder as required as a condition to the Financing as and when they become due and payable, and (iv) upon satisfaction of such conditions and the conditions set forth in Section 2.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing (assuming the Closing were to occur at such time), but subject to the satisfaction or waiver of such conditions), consummate the Financing contemplated by the Financing Commitments prior to or substantially concurrently with the Closing. The Buyer shall keep the Seller reasonably informed upon written request on a reasonable basis of the status of the Financing. The Buyer shall give the Seller written notice within two (2) Business Days (i) of any event that would materially delay or make funding on the Closing Date less likely to occur, (ii) of any breach by any party to the Financing Commitments (that would permit any other party thereto to terminate any such Financing Commitment) or any cancellation or termination of any Financing Commitment for any reason, in each case, of which it becomes aware, (iii) of the receipt, on or prior to the Closing Date, of any notice or other written communication from any financing source (including any Debt Financing Source, as applicable) with respect to any actual, threatened or alleged breach, default, termination or repudiation by any party to the Financing Commitments or any Financing Agreement or any material dispute or disagreement between the Buyer, on the one hand, and such financing sources, on the other hand, with respect to the obligation to fund the Financing at Closing or the amount of the Financing to be funded at Closing, or (iv) if for any reason the Buyer believes in good faith it is likely that it will not be able to obtain all or a portion of the Financing contemplated by the Financing Commitments to the extent such inability would result in insufficient funds necessary to pay the Required Amount.

(b)    Prior to the Closing, the Buyer shall not, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), replace, amend, supplement, modify or waive any provision of the Debt Commitment Letter to the extent such replacement, amendment, supplement, modification or waiver (i) would reduce the aggregate amount of the Debt Financing such that the Buyer would not have sufficient proceeds to permit the Buyer to pay the aggregate amount of the applicable Financing to consummate the transactions contemplated by this Agreement (the “Required Amount”) or (ii) would impose new or additional conditions, or otherwise expand the conditions to the receipt of the Debt Financing or the Financing Agreements in a manner that could reasonably be expected to materially delay or prevent the Closing (the amendments, supplements, modifications, waivers or replacements in the foregoing clauses (i) and (ii), collectively, the “Restricted Debt Commitment Letter Amendments”); provided, that, subject to the limitations set forth in this Section 6.08(b), the Buyer may replace, amend, supplement, modify or waive any Debt Commitment Letter (to the extent not prohibited by this Section 6.08(b)) (including to add additional agents, co-agents, lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities that have not executed such Debt Commitment Letter as of the date hereof, together with any conforming or ministerial changes related thereto, but only if the addition of such parties, individually or in the aggregate, would not result in the occurrence of a Restricted Debt Commitment Letter Amendment). Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Commitment Letter in accordance with this Section 6.08 the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so replaced, amended, supplemented, modified or waived and the term “Debt Financing” as used in this Agreement shall be deemed to include any Debt Financing contemplated by any such Debt Commitment Letter as so replaced, amended, supplemented, modified or waived. The Buyer shall promptly (and in any event within two (2) Business Days) deliver to the Companies true and correct copies of any termination, amendment, restatement, modification, supplement, waiver, substitution or replacement of the Debt Commitment Letter and, if executed prior to the Closing, the Debt Financing Agreements.

(c)    If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated prior to the Closing for any reason not in accordance with this Agreement

(other than due to the failure to satisfy a condition to the consummation of the Debt Financing resulting from a breach of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter), warranty, covenant or agreement of the Seller or any Affiliate of the Seller in this Agreement or of a condition to Buyer’s obligations to close the transactions set forth in Section 2.02), and to the extent other sources of debt or equity are not then available, then Buyer shall use its reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”) from alternative sources of debt financing in an amount, when added to the portion of the Equity Financing, the Debt Financing still available, if any, other available sources of debt or equity, and cash on hand, sufficient to pay the Required Amount, which Alternative Financing would not (i) involve terms, conditions and costs that are less favorable to the Buyer than those contained in the Debt Commitment Letter and/or any fee letters entered into in connection therewith, or (ii) involve any conditions to funding the Debt Financing that are not contained in the Debt Commitment Letter as of the date hereof. The Buyer shall keep Seller informed upon request on a reasonably current basis in reasonable detail of the status of its efforts to arrange such Alternative Financing and shall, upon request, provide true and correct copies of all documents related to the Alternative Financing. The obligations under Sections 6.08(a) and (b) and Sections 6.09(a) and (b) shall apply equally to any such Alternative Financing.

6.09    Financing Cooperation.

(a)    The Seller agrees to use reasonable best efforts to, and shall cause each of the Companies and their respective Subsidiaries and Representatives to use their reasonable best efforts to, provide such cooperation as the Buyer may reasonably request in connection with the Debt Financing, including with respect to (i) having senior management assist in preparation for and participation in a reasonable number of lender marketing meetings and calls and a reasonable number of other due diligence sessions with prospective lenders and ratings agencies in each case in connection with obtaining the Debt Financing, including direct contact between such senior management and the Debt Financing Sources and other potential lenders in the Debt Financing, (ii) promptly providing pertinent and customary documentation and information regarding the Companies and their respective Subsidiaries (including information required under “know your customer”, beneficial ownership and anti-money laundering rules and regulations at least three (3) Business Days in advance of Closing; provided a written request from the Debt Financing Sources has been made to either Company at least ten (10) Business Days in advance of the Closing), including then-available financial statements and financial projections, the Required Information and other pertinent financial information regarding the Companies and their respective Subsidiaries as may be reasonably requested by the Buyer in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the Debt Commitment Letter, including for the avoidance of doubt, information to enable the Buyer to prepare pro forma financial statements, giving effect to the transactions contemplated by this Agreement (and in each case, other than information for which the Companies are dependent on information to be provided by the Buyer, unless such information is provided to the Companies by the Buyer in a timely and reasonable fashion), (iii) assisting in making arrangements for, the pledge of collateral and the granting of security interests in connection with the Debt Financing, to the extent required for closing under the Debt Commitment Letter and subject to any funds certain provisions contained therein, including the execution and delivery of documents in connection with the pledge and perfection of liens and security (including customary pledge and security documents, control agreements, mortgages, currency or interest hedging arrangements or other customary definitive financing documents, surveys, and title insurance) and the providing of guarantees supporting the Debt Financing and related documentation, including customary officer’s certificates, perfection certificates, schedules, documents and instruments and a solvency certificate from the chief financial officer or equivalent of the Companies in the form attached as Annex I to Exhibit C to the Debt Commitment Letter and other customary documents as may be reasonably requested by the Buyer, (iv) causing the taking of corporate (or similar) actions by the Companies reasonably necessary to permit the completion of the Debt Financing, subject to the occurrence of the Closing, (v) assisting in the preparation of and execution and delivery of the definitive documents with respect to the Debt Financing, subject to the occurrence of the Closing, (vi) permitting representatives of the prospective Debt Financing Sources to conduct commercial field examinations, inventory and intellectual property appraisals, Phase I environmental assessments and an appraisal of the owned real property, and making audits and appraisals delivered for the purposes of any credit facility available to the Buyer for purposes of the Financing, (vii) promptly following any request by the Buyer, delivering all necessary notices and other information required under the Existing Credit Facility to arrange for the termination of any guarantee and Lien, as applicable, executed and delivered by the Companies and their respective Subsidiaries under the Existing Credit Facility and (viii) cooperating with the Buyer in order to satisfy on a timely basis the conditions precedent to the Debt Financing; provided, that, in the case of each of the foregoing clauses, (A) neither the Seller, any of the Companies nor any of their respective Representatives shall be required to pay (or agree to pay) any commitment or other fee prior to the Closing or provide any indemnities or incur any liability or enter into any agreement in connection with the Debt Financing (other than agreements entered into and liabilities incurred by the Companies that only become effective upon the consummation of the Closing), (B) no personal liability shall be imposed on the Representatives of the Seller or any of the Companies involved, and (C) the Seller and the Companies and their respective officers and employees shall not be required to take any action that would unreasonably interfere with the operation of the business of the Companies or require any director, officer or employee of the Seller or the Companies to execute any solvency certificate or similar document that becomes effective prior to the Closing Date.

(b)    The Buyer (i) shall reimburse the Companies (upon delivery of reasonably detailed back up information) for all reasonable and documented out-of-pocket costs incurred by the Companies in connection with the cooperation contemplated by Section 6.09(a) and (ii) shall indemnify and hold harmless the Seller, the Companies, their respective Affiliates and their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under Section 6.09(a) and any information used in connection therewith (other than information provided by or on behalf of the Companies or their Affiliates); provided, however, that the Companies (and not the Buyer) shall be responsible for (1) fees payable to existing legal, financial or other advisors of the Companies with respect to services provided prior to the Closing, (2) any ordinary course amounts payable to existing employees of or consultants to the Companies or any of their Affiliates with respect to services provided prior to the Closing and (3) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing.

(c)    The Companies and the Seller hereby consent to the reasonable use of all of the Companies’ and their respective Subsidiaries’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Companies or their respective Subsidiaries, or their reputation or goodwill.

ARTICLE VII

POST-CLOSING COVENANTS

7.01    Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such Party’s expense, each of the Buyer and the Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if following the Closing, any right, property, asset or liability not forming part of the Business is found to have been transferred to the Buyer, the Companies or any of their respective Subsidiaries in error (for example, in cases where such right, property or asset relates to the Excluded Businesses but was inadvertently transferred to the Companies), either directly or indirectly or otherwise in preparation for the separation of the Business from the Seller prior to Closing, the Buyer shall transfer, or shall cause its Affiliates (including after the Closing, the Companies and their respective Subsidiaries) to transfer, at no cost to the Seller, such right, property, asset or liability as soon as practicable to the Seller. If, following the Closing, any right, property, asset or liability forming part of the Business is found to have been retained by the Seller in error (for example, in cases where such right, property, asset or liability relates to the Business but was inadvertently retained by the Seller), either directly or indirectly (including in preparation for the separation of the Business from the Seller), the Seller shall transfer, at no cost to the Buyer, such right, property, asset or liability as soon as practicable to the Buyer or an Affiliate of Buyer, indicated by Buyer. Notwithstanding the foregoing, no Shared Agreement or Parent-Level Agreement will be transferred to the Buyer, the Companies or any of their respective Subsidiaries.

7.02    Director and Officer Liability and Indemnification.

(a)    For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Companies and their respective Subsidiaries to, amend, repeal, or modify any provision of the Organizational Documents of the Companies or their respective Subsidiaries relating to the exculpation or indemnification of any Persons who, prior to the Closing, have served as officers, directors, or managers of the Companies or their respective Subsidiaries (collectively, the “D&O Indemnified Persons”) (unless required by Law), in each case, to the extent that any such amendment, repeal or modification would result in terms that are materially less favorable to the D&O Indemnified Persons than as are in effect as of the date hereof.

(b)    At the Closing, the Companies will obtain fully prepaid “tail” policies under each of the Companies’ existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Closing, (ii) covers only those D&O Indemnified Persons who are currently covered by each of the Companies’ existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and only for matters occurring at or prior to the Closing, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of each of the Companies (the “D&O Tail Policy”). The Buyer will, and will cause each of the Companies to, maintain the D&O Tail Policy in full force and effect during its full term.

7.03    Access to Books and Records. From and after the Closing, subject to applicable Law, the Buyer shall, and shall cause each of the Companies and their Subsidiaries solely for purposes of (i) the enforcement of rights by such Party under this Agreement (including, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of the Seller or the Buyer or any of their Affiliates, any evaluation of any claim for indemnification hereunder or in order to enable the Sellers or the Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby), (ii) the preparation of any Tax Return or the examination by any Taxing Authority or other action relating to any Tax Return of such Party, or (iii) the preparation of financial reports to, provide the Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the Books and Records of each of the Companies with respect to periods prior to the Closing Date; provided, all such access does not unreasonably interfere with the operation of the Companies’ or their Subsidiaries’ respective business and shall be subject to the Companies’ and their respective Subsidiaries’ reasonable security measures and insurance requirements. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records of the Companies, or any portions thereof, relating to periods prior to the Closing Date at any time in their sole and absolute discretion; provided, that prior to such destruction, such Party shall first give reasonable prior written notice to the other Party and if the other Party so requests within forty-five (45) days after receipt of such notice, to take possession of such Books and Records or such portions thereof. Notwithstanding any provision of this Section 7.03 to the contrary, no such access shall be permitted or provision of documentation shall be required to the extent that it would require any Party to disclose information subject to attorney-client privilege, violate any Law, or conflict with any confidentiality obligations to which any of the Companies or any of their respective Subsidiaries is bound; provided, the Companies shall use commercially reasonable efforts to provide such information in a manner that does not violate any such Law, confidentiality obligations or privilege.

7.04    Intercompany Obligations and Arrangements.

(a)    The Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that prior to or concurrently with the Closing, the Companies and their respective Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Companies and their respective Subsidiaries), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany loans, notes and advances (collectively, “Intercompany Balances”) regardless of their maturity, including any accrued and unpaid interest to but excluding the date of payment, for the amount due. The Seller shall deliver to the Buyer all promissory notes or other instruments evidencing such Intercompany Balances marked “cancelled” including any global intercompany note executed in connection with the Seller’s Existing Credit Facility.

(b)    The Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate, concurrently with the Closing, all Affiliate Arrangements; provided, however, that this Section 7.04(b) shall not apply to (i) any Affiliate Arrangement set forth in Section 7.04(b) of the Disclosure Schedules, (ii) any Contract between a third party, on the one hand, and the Seller or any of its Affiliates, on the other hand, to which the Companies or any of their respective Subsidiaries is not a party, but under which the Companies or any of their respective Subsidiaries may otherwise derive benefits (“Parent-Level Agreements”), such as enterprise-wide licenses or “master” agreements, (iii) any Contract among (x) a third party, (y) the Seller or any of its Affiliates (other than the Companies and their respective Subsidiaries) and (z) the Companies or any of their respective Subsidiaries (“Shared Agreements”), or (iv) this Agreement or any Related Agreement.

(c)    With respect to each Parent-Level Agreement set forth on Section 7.04(c) of the Disclosure Schedules, the Parties shall cooperate in good faith and use their respective commercially reasonable efforts to cause to occur, on or prior to the Closing, (i) an amendment, (ii) a separation, (iii) the execution of a comparable Contract or (iv) other action (each a “Parent-Level Agreement Replacement”), such that the Companies and their respective Subsidiaries continue to derive substantially comparable use and benefit of such Contract as was in place before such amendment, separation, execution of a new Contract or other action; provided, that none of the Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with this Section 7.04(c).

(d)    With respect to each Shared Agreement set forth on Section 7.04(d) of the Disclosure Schedules, the Parties shall cooperate in good faith and use their respective reasonable best efforts to cause to occur, on or prior to the Closing, (i) an amendment, (ii) a separation, (iii) the execution of a comparable Contract or (iv) other action (each a “Shared Agreement Replacement”) such that following the effectiveness of such Shared Agreement Replacement, the Seller and its Affiliates (other than the Companies and their respective Subsidiaries), on the one hand, shall not have any rights, obligations or liabilities, or be entitled to any benefits, of such Shared Agreement or Shared Agreement Replacement as related to the Companies and their respective Subsidiaries, on the other hand, and vice versa; provided, that none of the Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise to any third party in connection with this Section 7.04(d).

(e)    From the Closing Date until the six (6) month anniversary thereof, the Buyer and the Seller shall each use commercially reasonable efforts to enter into any Parent-Level Agreement Replacement or Shared Agreement Replacement not previously entered into prior to the Closing. If the Seller is unable to enter into a Parent-Level Agreement Replacement or Shared Agreement Replacement, as applicable, with respect to any particular Parent-Level Agreement or Shared Agreement, as applicable, prior to the Closing, until the earlier of such time as such Parent-Level Agreement Replacement or Shared Agreement Replacement is entered into and six (6) months following the Closing Date, the Seller will, at the Buyer’s request, if practicable and solely to the extent permitted under the terms of the applicable Parent-Level Agreement or Shared Agreement, use commercially reasonable efforts to continue to provide goods and services to the Buyer and its Subsidiaries under such Parent-Level Agreement or Shared Agreement, as applicable, which goods and services shall be paid for by the Buyer at cost and shall, during such period, refrain from failing to renew, terminating, allowing to lapse, or amending or modifying in any respect materially adverse to the Companies or their respective Subsidiaries, any Shared Agreement or Parent-Level Agreement without the prior written consent of the Buyer. For the avoidance of doubt, from and after six (6) months following the Closing, the Buyer and its Subsidiaries shall have no right to receive any claims, rights, or benefits under any Parent-Level Agreement or Shared Agreement.

7.05    Tax Matters.

(a)    Transfer Taxes. The Buyer will pay, or cause to be paid all of the transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Companies and their respective Subsidiaries as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Seller agrees to cooperate with the Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns and the payment of such amounts due under this Section 7.05.

(b)    Post-Closing Actions. None of the Buyer, the Companies or any of their respective Subsidiaries shall (or shall cause or permit any other Person to): (a) amend, re-file or otherwise modify any Tax Return relating to any of the Companies or their respective Subsidiaries with respect to any taxable period (or portion thereof) ending on or before the Closing Date; (b) subject to Section 7.05(d), make any Tax election that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date; (c) file any ruling request with any Taxing Authority that relates to Taxes or Tax Returns of any of the Companies or their respective Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date; or (d) enter into any voluntary disclosure with any Taxing Authority regarding any Tax or Tax Returns of any of the Companies or their respective Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of the Seller (which consent will not be unreasonably withheld, conditioned, or delayed).

(c)    Election to Reduce Basis in Shares. Seller shall make a timely and valid election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis of the shares of MedDirect Holding to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) with respect to MedDirect Holding and its Subsidiaries. Seller shall not, without the prior written consent of Buyer, make any election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) or (C) to reattribute any of the Companies’ Tax attributes to Seller. The Parties agree to cooperate in good faith to implement a timely filed election as described in this section and will provide the other Party any proof of such timely filed election.

(d)    Section 336(e) Elections. Seller and each of MedData Holding and its U.S. corporate subsidiaries shall make timely and valid elections under Section 336(e) of the Code (and any corresponding elections under state, local, or non-U.S. income Tax Law) with respect to the purchase and sale of the Equity Securities of MedData Holding and the indirect purchase and sale of the Equity Securities of the U.S. corporate subsidiaries of MedData Holding hereunder (collectively, the “Section 336(e) Elections”). The Parties agree to cooperate in good faith to implement any timely filed Section 336(e) Elections (including executing and filing, any IRS forms, returns, elections, schedules and other documents required by Treasury Regulation Section 1.336-2(h) to effect the Section 336(e) Elections), and will provide the other Party any proof of such timely filed elections.

7.06    Release.

(a)    If and only if the Closing occurs, the Seller, for itself, its Affiliates and its successors and assigns, their respective Affiliates (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges each of the Buyer, the Companies and the Financing Sources (including the Debt Financing Sources and the Sponsors), their respective Affiliates, and each of their respective predecessors, successors, direct or indirect Subsidiaries and past and present equityholders, managers, directors, officers, employers agents and other Representatives (collectively, the “Buyer Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Buyer Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Buyer Released Party based upon any Seller Released Claim. Each of the Seller Releasors acknowledges and agrees that it shall not initiate any Proceedings or otherwise make any claims against the Buyer Released Parties by reason of the fact that such Person was a stockholder, member, director, manager officer or employee of any Company or was serving at the request of any Company as a director, manager, officer or employee of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise)

(b)    Notwithstanding anything to the contrary in this Section 7.06, no “Buyer Released Claims” shall include, and the provisions of this Section 7.06 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or any Related Agreement.

7.07    Litigation Support. In the event that either Party (or any of their respective Affiliates) is named as a party in any Proceeding relating to both the Excluded Business and the Business (a “Joint Litigation Matter”), each Party shall, and shall cause its respective Affiliates and its and their respective directors, officers and employees, to reasonably cooperate with such other Party and its Representatives in the prosecution, contest and/or defense of such Proceeding, including by making available its personnel, witnesses and Representatives, providing such testimony and access to its books and records and entering into a mutually agreeable joint defense agreement (which shall provide for, among other things, the treatment of privileged communications and control of such Proceeding), in each case as shall be reasonably necessary in connection with such prosecution, contest and/or defense of such Proceeding. Without limiting the generality of the foregoing, any Joint Litigation Matter shall be controlled by either the Seller (or one of its Affiliates), on the one hand, or the Buyer (or one of its Affiliates) on the other hand, based on whether the underlying act, circumstance, event, act, omission or other matter upon which such Joint Litigation Matter is based is primarily related to the Business or the Excluded Business, and any such non-controlling Party shall be entitled to participate in (but not control) such prosecution, contest and/or defense with counsel of its own choosing. Each Party shall bear its own costs and expenses in connection with any such Joint Litigation Matter.

7.08    Seller Restrictive Covenants.

(a)    During the Restricted Period, the Seller hereby acknowledges and agrees not to (and to cause Mednax, Inc. and any of its Affiliates, directly or indirectly, controlled by Mednax, Inc.), anywhere in the Restricted Area, directly or indirectly, engage in any Restricted Business and not to acquire, invest in, operate or control any Person that engages in the Restricted Business; provided, that nothing herein shall prohibit the Seller or any of its Affiliates from (i) being a passive owner of less than three percent (3%) of the outstanding stock of any class of a Person whose stock is publicly traded on a securities exchange, so long as neither the Seller nor its Affiliates has no active participation in the business or management of such Person or (ii) engaging in the Permitted Activities.

(b)    During the Restricted Period, the Seller hereby acknowledges and agrees not to (and to cause Mednax, Inc. and any of its Affiliates, directly or indirectly, controlled by Mednax, Inc. not to), anywhere in the Restricted Area, directly or indirectly, (x) induce, or attempt to induce, any customer, supplier, distributor, licensor or other business relation of the Companies and/or any of their respective Subsidiaries to cease doing business with, or reduce its business with, the Companies and/or any of their respective Subsidiaries, provided, that this clause (x) shall not prohibit Seller, Mednax, Inc. or their affiliates from soliciting any customer, supplier, distributor, licensor or other business relation that is not related to the Restricted Business or (y) in any way intentionally interfere with the relationship between any such customer, supplier, distributor, licensee, licensor or other business relation and the Companies and/or any of their respective Subsidiaries (including intentionally making any negative statements or communications about the Buyer, the Companies, any of their respective Subsidiaries, or their respective products or services).

(c)    During the Restricted Period, the Seller hereby acknowledges and agrees not to (and to cause its Affiliates not to), anywhere in the Restricted Area, directly or indirectly (x) divert, solicit, induce or attempt to divert, solicit or induce any Restricted Employee to leave the employ or service of the Companies or any of their respective Subsidiaries or in any way intentionally interfere with the relationship between the Companies or any of its respective Subsidiaries, on the one hand, and any Restricted Employee, on the other hand, or (y) hire any Restricted Employee. The foregoing restrictions shall not preclude general solicitations in newspapers or similar mass media not targeted towards a particular Restricted Employee; provided, that no Restricted Employee that responds to any such general solicitation may be hired without the prior written consent of the Buyer.

(d)    The Seller hereby agrees with the Buyer that the Seller will not, and that the Seller will cause its Affiliates and other Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use any information confidential or proprietary information involving or relating to any of the

Companies or their respective Subsidiaries or the Buyer and their respective Affiliates (collectively, “Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) at the time of disclosure by the Seller; provided, further, that the provisions of this Section 7.08(d) will not prohibit any retention of copies of records expressly required by applicable Law or bona fide document retention policy in existence prior to the date hereof (which retained copies shall remain subject to the confidentiality obligations of this Section 7.08(d) or disclosure (a) required by applicable Law (provided, that in such case, the Seller shall provide the Buyer with prompt written notice of such requirement prior to disclosure thereof and shall, upon request therefor by the Buyer, reasonably cooperate with the Buyer and its Subsidiaries to obtain a protective order or other remedy) or (b) required to be made in a forum of proper jurisdiction and venue in connection with the enforcement of any right or remedy under this Agreement.

(e)    The Seller hereby acknowledges and agrees that the restrictions contained in this Section 7.08 are essential in order to effectuate the transfer of the goodwill of the Companies and their respective Subsidiaries to the Buyer and that the Buyer’s remedies for a breach or other failure to comply with the restrictions contained in this Section 7.08 are not intended to be limited by reference to the value of any amount explicitly assigned by the Parties as specific consideration for the restrictions contained in this Section 7.08 (or any portion thereof) or otherwise. The Seller acknowledges and agrees that in the event of a breach of any of the applicable provisions of this Section 7.08, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer shall be entitled to specific performance and/or injunctive or other relief, in addition to all other remedies available at law or equity, in order to enforce or prevent any violations of the provisions of this Section 7.08 (without posting a bond or other security); provided, that, (i) to the extent any such breach is capable of being cured within twenty (20) Business Days, the Buyer shall provide written notice to the Seller of any such violation or breach and the Seller shall have an opportunity to cure such breach within the twenty (20) Business Days after the date on which such written notice has been delivered and (ii) in the event of a breach of any of the applicable provisions of this Section 7.08 that is not cured within such twenty (20) Business Day period, the Restricted Period shall be tolled until the date on which such breach ceases to be continuing and in effect, in order that the Buyer, the Companies and their respective Subsidiaries shall have all of the agreed-upon temporal protection provided in this Section 7.08. If a court of competent jurisdiction determines that the character or duration of the provisions of this Section 7.08 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Seller that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.08 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such Proceeding, shall be deemed eliminated, for the purposes of such Proceeding, from this Agreement. The Seller acknowledges that during its ownership of the Companies and its respective Subsidiaries, the Seller has become familiar with the trade secrets of and other Confidential Information concerning the Companies and their respective Subsidiaries. Therefore, in further consideration of the compensation to be paid to the Seller under this Agreement, the

Seller agrees to the covenants set forth in Section 7.08 and acknowledges that (w) the covenants set forth in this Section 7.08 are reasonably limited in time and in all other respects, (x) the covenants set forth in this Section 7.08 are reasonably necessary for the protection of the Buyer, the Companies and their respective Subsidiaries, (y) the Buyer would not have entered into this Agreement but for the agreement of the Seller to the restrictions set forth in this Section 7.08 and (z) the covenants set forth in this Section 7.08 have been made in order to induce the Buyer to enter into this Agreement.

(f)    For the avoidance of doubt, the terms of clauses (a), (b) and (c) of this Section 7.08 shall not apply to (i) any Parent Acquirer or any of its Affiliates (other than Mednax, Inc. and any Affiliates directly or indirectly controlled by Mednax, Inc.) or (ii) to any Person from or after such time that such Person is not controlled directly or indirectly by Mednax, Inc. (including any Person that ceases to be controlled by Mednax); provided, however, the terms of clause (c) of this Section 7.08 shall apply, to the extent applicable, to any Parent Acquirer or any of its Affiliates (other than Mednax, Inc. and any Affiliates directly or indirectly controlled by Mednax, Inc.) in respect of Restricted Key Employees; provided, further that if Parent Acquirer is an investment fund, such restrictions shall not apply to such investment fund (so long as it is not directing Mednax or its Subsidiaries to take any actions in violation of clause (c) of Section 7.08) or any other portfolio companies thereof. For purposes of this Section 7.08, the term “control” shall mean the power, authority or ability of Mednax to, directly or indirectly, cause the applicable entity to comply with the applicable terms of this Section 7.08.

(g)    In the event that Seller or its Affiliates acquire all or any part of, or invest in, a business or Person that is engaged in the Restricted Business, then such conduct shall not, by itself, constitute a violation of Section 7.08(a) or (b) so long as (x) such acquired business or Person’s revenues in respect of such Restricted Business activities represent no more than twenty percent (20%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such acquired business’s or Person’s most recently completed fiscal year and (y) such Restricted Business activities are divested, wound-down or otherwise discontinued within twelve (12) months of the date of such acquisition.

7.09    A&M Project. Buyer shall use commercially reasonable efforts to cause the Companies to complete the project currently being undertaken by Alvarez & Marsal to make operational improvements the patient pay service line of the Companies and shall reasonably consult with Seller with regard to the completion of such project. Seller shall reimburse the Company for the fees and costs paid to Alvarez & Marsal to complete such project promptly following provision of appropriate documentation by the Companies; provided, however, in no event shall the Companies be obligated to incur and Seller be obligated to reimburse, fees arising after the Closing in excess of $[***] (the “Expense Reimbursement Cap”); provided, further, that in the event Seller fails or refuses to make any reimbursement of fees (including as a result of reaching the Expense Reimbursement Cap, then Buyer shall have no further obligation to continue any such operational improvements hereunder.

7.10    Employees. The Buyer shall use reasonable best efforts not, and shall use reasonable best efforts to cause each of the Companies no to, take any action following the Closing that results in liability to the Seller under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

7.11    Retention Bonuses. The parties acknowledge and agree that a portion of the Retention Bonus Obligations may become due and payable by the Companies or their Subsidiaries on the one (1) year anniversary of the Closing Date (the “Retention Bonus Date”). From time to time following the Retention Bonus Date, if it is determined by the Buyer that all or any portion of the Retention Bonus Amount applicable to any Retention Bonus Recipient shall not become due and payable to such Retention Bonus Recipient in accordance with the terms of the applicable Retention Bonus Agreement of such Retention Bonus Recipient (including, to the extent applicable, as a result of such Retention Bonus Recipient ceasing to remain employed with the applicable employer thereof), then the Buyer shall pay, or cause to be paid, to the Seller, the applicable portion of the Retention Bonus Amount that has not become payable to such Retention Bonus Recipient(s) (together with any related employer’s share of payroll, employment, or other Taxes associated with such payments that were included in the Retention Bonus Obligations but which did not actually become paid or payable).

ARTICLE VIII

NO SURVIVAL; LIMITED INDEMNIFICATION

8.01    No Survival of Representations; Survival of Covenants. The Parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement and in any Related Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in the case of Fraud, which claim of Fraud (and the underlying representations and warranties relating thereto) shall survive indefinitely. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms.

8.02    Indemnification. From and after the Closing, the Seller shall have certain indemnification obligations in accordance with Schedule 8.02.

ARTICLE IX

TERMINATION

9.01    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of the Buyer and the Seller;

(b)    by the Buyer, if (i) there has been a violation or breach by the Seller or any of its Affiliates of any covenant, representation, or warranty contained in this Agreement or any Related Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of the Buyer to complete the Closing set forth in Section 2.02(a) and Section 2.02(b) and (A) such violation or breach has not been expressly waived by the Buyer in writing, (B) the Buyer has provided written notice to the Seller of such violation or breach, and (C) if such breach is capable of being cured prior to the earlier of (x) the Outside Date and (y) the date that is ten (10) Business Days after the date on which the written notice described in clause (B) of this Section 9.01(b) has been delivered (such earlier date, the “Seller Cure Deadline”), the Seller has not cured such violation or breach in all material respects prior to the Seller Cure Deadline, or (ii) the transactions contemplated hereby have not been consummated by January 8, 2020 (the “Outside Date”); provided, however, the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if (x) in the case of clause (i) hereof, the Buyer is then in breach of this Agreement such that the Seller would be entitled to terminate this Agreement pursuant to Section 9.01(c) or (y) in the case of clause (ii) hereof, the failure of the Buyer to perform or comply in all material respects with the covenants and agreements of the Buyer set forth in this Agreement was the primary cause of, or primarily resulted in, the failure to consummate the transactions by the Outside Date;

(c)    by the Seller, if: (i) there has been a violation or breach by the Buyer of any covenant, representation, or warranty contained in this Agreement or any Related Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Seller to complete the Closing set forth in Section 2.03(a) and Section 2.03(b) and (A) such violation or breach has not been expressly waived by the Seller in writing, (B) the Seller has provided written notice to the Buyer of such violation or breach, and (C) if such breach is capable of being cured prior to the earlier of (i) the Outside Date and (ii) the date that is ten (10) Business Days after the date on which the written notice described in clause (B) of this Section 9.01(c) has been delivered (such earlier date, the “Buyer Cure Deadline”), the Buyer has not cured such violation or breach in all material respects prior to the Buyer Cure Deadline, or (ii) the transactions contemplated hereby have not been consummated by the Outside Date; provided, however, the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if (x) in the case of clause (i) hereof, the Seller is then in breach of this Agreement such that the Buyer would be entitled to terminate this Agreement pursuant to Section 9.01(b) or (y) in the case of clause (ii) hereof, the failure of the Seller to perform or comply in all material respects with the covenants and agreements of the Seller set forth in this Agreement was the primary cause of, or primarily resulted in, the failure to consummate the transactions by the Outside Date;

(d)    by either the Buyer or the Seller, if any Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, or ruling permanently enjoining, restraining, or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; or

(e)    by the Seller, in the event (a) all of the conditions set forth in Section 2.02 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being satisfied at the Closing), (b) the Seller has irrevocably and unconditionally confirmed to Buyer in a written notice (such notice, a “Closing Failure Notice”) that, if Buyer performs its obligations hereunder to consummate the Closing and the Financing were funded, the Seller is ready, willing and able to (and shall) perform its obligations in connection with effectuating the Closing and (c) the Buyer shall have failed to consummate the Closing by the Outside Date.

9.02    Effect of Termination.

(a)    If any Party validly terminates this Agreement pursuant to Section 9.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for this Section 9.02 and ARTICLE X and pursuant to the Confidentiality Agreement, each of which shall survive the termination of this Agreement as applicable and in accordance with their terms; provided, further, that any termination of this Agreement pursuant to Section 9.01(b)(i) shall in no way limit any claim by the Buyer that the Seller willfully and materially breached the terms of this Agreement or any Related Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement.

(b)    In the event that this Agreement is validly terminated by (x) the Seller pursuant to Section 9.01(c)(i) as a result of a willful and material breach by the Buyer or (y) by the Seller pursuant to an amount equal to Section 9.01(e), then in either such circumstance, the Buyer shall promptly pay or cause to be paid a cash amount equal to $15,000,000 (the “Buyer Termination Fee”) to the Seller, by wire transfer of immediately available funds.

(c)    Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated for any reason by any Party, the Seller’s receipt of the Buyer Termination Fee, if and solely to the extent payable pursuant to Section 9.02(b), shall be the sole and exclusive remedy of the Seller, the Companies or their respective Affiliates or other Representatives against the Buyer or its Representatives for any liabilities, obligations, losses or damages of any kind, character or description suffered in connection with the preparation for any negotiation, execution and delivery of this Agreement and the full or partial performance of any obligations hereunder, including as a result of the failure of the transactions contemplated hereby to be consummated. Upon payment of the Buyer Termination Fee, if payable pursuant to this Section 9.02(c), neither the Buyer nor its Representatives shall have any further liability or obligation or any other obligation for any other liabilities, obligations, losses or damages of any kind, character or description relating to or arising out of this Agreement and/or the Financing, and/or the transactions contemplated hereby or thereby. If the Buyer Termination Fee become payable pursuant to this Section 9.02(c), (x) under no circumstances shall the Seller, the Companies or their respective Representatives be permitted to seek, or be entitled to receive, specific performance of this Agreement and (y) in no event shall the Buyer or its Representatives be subject to (nor shall the Seller, the Companies or their respective Representatives seek to recover) monetary damages in excess of the Buyer Termination Fee for any and all liabilities, obligations, losses or damages of any kind, character or description suffered or incurred by any of Seller, the Companies or their respective Representatives in connection with this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.01    Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when received, if personally delivered; (ii) when transmitted, if sent by fax transmission or other electronic means of transmitting written documents (including electronic mail) prior to 5:00 pm (Central time) on a Business Day (otherwise, such transmission shall be deemed sent on the immediately following Business Day); or (iii) the day after they are sent, if sent by private overnight mail courier service, or three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)    if to the Buyer to:

FH MD Buyer, Inc.

c/o Frazier Healthcare

601 Union Street, Suite 3200

Seattle, WA 98101

Attention: Nader Naini; Brian Morfitt

Email: nader@frazierhealthcare.com;

brian@frazierhealthcare.com

with a copy to (which notice shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Christian Nugent; Jared Spitalnick

Email: cnugent@goodwinlaw.com; jspitalnick@goodwinlaw.com

(b)    if to the Seller, to:

MEDNAX Services, Inc.

c/o MEDNAX, Inc.

1301 Concord Terrace

Sunrise, Florida 33323

Attention: General Counsel

Email: Dominic_Andreano@Mednax.com

with a copy to (which notice shall not constitute notice):

McDermott Will & Emery LLP

333 Avenue of the Americas, Suite 4500

Miami, Florida 33131

Attention:        Roy Larson

Email: rlarson@mwe.com

10.02    Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto), the Related Agreements, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, and Exhibits constitute a part hereof as though set forth in full above. In furtherance of the foregoing, the Parties acknowledge that the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties.

10.03    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.04    Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, including their own counsel fees.

10.05    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all of the Parties; provided, however, that notwithstanding anything in this Agreement to the contrary, Section 10.06, Section 10.09, Section 10.10(a), Section 10.20, Section 10.21 and this Section 10.05, in each case together with any related definitions, may not be modified, amended, supplemented, canceled or discharged in a manner that is materially adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources specified in clause (a) of the definition thereof. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

10.06    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as set forth in Section 7.02, nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Party; provided, however, that the Buyer may make a collateral assignment of its rights hereunder to any Debt Financing Source or any other lender to the Buyer without the prior written consent of the Seller or any other Person. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 10.05, Section 10.09, Section 10.10(a), Section 10.19, Section 10.20 and this Section 10.06, in each case together with any related definitions, will inure to the benefit of the Debt Financing Sources, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 10.05, Section 10.09, Section 10.10(a), Section 10.19, Section 10.20 and this Section 10.06, in each case and any related definitions, will be enforceable by the Debt Financing Sources.

10.07    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

10.08    Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to statutes or related regulations shall include all amendments of the same and any successor or replacement statutes and regulations and all references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). The Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and on the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “$” in this Agreement shall be deemed references to United States dollars. Any item or matter required to be disclosed on a particular Disclosure Schedule shall be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on its face of such disclosure without review of any referenced underlying documents or information; provided, however, that the foregoing shall not apply with respect to the representations and warranties set forth in any Section 5.04 (Financial Statements), Section 5.06(a) (Absence of Certain Developments), Section 5.16 (Affiliate Transactions), or any Fundamental Representation which, in each case, shall be qualified solely and exclusively by disclosures upon the face of the corresponding section of the Disclosure Schedule relating to such representations and warranties. The specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule hereto is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

10.09    Governing Law; Interpretation. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware; provided, however, that all actions, matters or Proceedings (whether at law, in contract or in tort) involving any Debt Financing Source that may be based upon, arise out of or relating to any Debt Financing, or the negotiation, execution or performance of any documentation (including the Debt Commitment Letter) in connection therewith shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York.

10.10    Forum Selection and Consent to Jurisdiction.

(a)    Any Proceeding against the Buyer or the Seller, arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the federal or state courts located in Wilmington, Delaware (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any suit, action or proceeding; provided, however, that each Party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort, or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b)    In addition, each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or Proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

10.11    Specific Performance.

(a)    Subject to Sections 10.11(b) and 10.11(c), each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer and the Seller would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to seek injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action for specific performance or injunctive relief hereunder.

(b)    Notwithstanding the foregoing or any other provision contained in this Agreement, the right of the Seller to seek specific performance or other appropriate form of equitable remedy, in each case, prior to the Closing, with respect to causing the Buyer to consummate the Closing, and in connection therewith, to force the Buyer to cause the equity financing to be funded (“Closing Specific Performance”), shall be available if (and only if) each of the following shall have been satisfied: (i) all conditions set forth in ARTICLE II (other than those conditions that by their nature cannot be satisfied other than at the Closing, but subject to such conditions being capable of being satisfied or waived by the Party entitled to the benefit thereof if the Closing would have occurred on such date and the actual satisfaction of such conditions on the Closing Date) have been satisfied or waived by the Party entitled to the benefit thereof as of the Closing Date if the Closing would have occurred pursuant to the terms of the Agreement, (ii) the Buyer and shall have failed to consummate the Closing by the date required under Section 2.01(a) and the Seller has delivered to Buyer a Closing Failure Notice, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is also funded at the Closing on the terms set forth in the Debt Commitment Letter, (iv) the Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur on the terms contemplated in this Agreement and (v) the Buyer fails to consummate the Closing on the earlier to occur of the third (3rd) Business Day after the Buyer’s receipt of such notice described in clause (iv) above and the second (2nd) Business Day preceding the Outside Date.

(c)    Notwithstanding anything in this Agreement to the contrary: (x) no person other than the Seller shall be entitled to seek specific performance of this Agreement against the Buyer; (y) none of the Seller, the Companies, their respective Affiliates nor any of their respective Representatives shall be entitled to specific performance to cause the Buyer, any of its Affiliates or any Representatives of the Buyer to enforce the terms of the Debt Commitment Letter; and (z) in no event shall any Company Related Parties, collectively or individually, be entitled in respect of any action, non-action, matter or event to both (A) a grant of Closing Specific Performance and (B) any monetary damages, including all or any portion of the Buyer Termination Fee; provided, that the remedies described in (A) and (B) can be sought in the alternative prior to the termination of this Agreement.

10.12    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

10.13    Acknowledgement by the Buyer; Disclaimers.

(a)    The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities, and properties of the Companies and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule. The Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Seller, the Companies, their respective Subsidiaries, or any of their respective Representatives or relied upon by the Buyer.

(b)    The Buyer acknowledges that none of the Seller, the Companies or their respective Subsidiaries, nor any other Person acting on behalf of the Seller, the Companies or their respective Subsidiaries or any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies or their respective Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule. The Buyer further agrees that neither the Seller nor any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, and any information, document or material made available to the Buyer or the Buyer’s Representatives in certain “data rooms,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement.

(c)    THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SPECIFICALLY SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d)    In connection with the Buyer’s investigation of the Companies, the Buyer, or its Representatives has received from or on behalf of the Companies certain projections, including projected statements of operating revenues and income from operations of the

Companies and certain business plan information. Neither the Seller nor the Companies make any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections, and forecasts) and the Buyer shall have no claim against Seller or any other Person with respect to such estimates, projections or forecasts.

10.14    Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates and Representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that (a) the each Party and its Affiliates shall be permitted to disclose such information to the extent required by applicable Laws, including as may be required under any applicable stock exchange rules (in which case the non-disclosing Party shall, to the extent permitted by Law, have the right to review such disclosure (other than any earnings or similar financial reports) prior to its issuance, distribution, or publication and consult with the disclosing Party with respect thereto, and the disclosing Party will reasonably consider, but have no obligation to accept, such comments), and (b) the Parties and their respective Affiliates shall be permitted to disclose and use such Confidential Information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers, or suppliers of the Companies and their respective Subsidiaries, shall be issued or made by the Buyer or the Seller without the approval of the other Party hereto unless required by Law (in the reasonable opinion of counsel) in which case the non-disclosing Party shall have the right to review such press release, announcement, or communication prior to its issuance, distribution, or publication and consult with the disclosing Party with respect thereto and the disclosing Party will reasonably consider such comments. Notwithstanding the foregoing, following the Closing and without any further consent required, (i) nothing contained in this Agreement shall prohibit the Buyer and its Affiliates from providing general information about the subject matter of this Agreement in connection with their or their Affiliates’ fund raising, marketing, informational or reporting activities or obligations of the kind customarily provided with respect to investments of this kind or restrict the Buyer or the Debt Financing Sources or their respective Affiliates from making customary announcements and communications in connection with the arrangement of the Debt Financing, and (ii) any Party may disclose (a) to its lenders and direct and indirect owners such information about this Agreement and the transactions consummated hereunder as is customary for transactions of this nature, and (b) to the public generally, via press release, web site disclosures, published “tombstones” and the like, solely that information which the Parties have jointly agreed in writing to make known to the public generally.

10.15    Made Available. With respect to all materials that are described as having been posted in the electronic data room provided by Intralinks at https://services.intralinks.com/ under the project name “Project Marina” at least two (2) Business Days prior to the date of this Agreement and maintained therein in a format that is accessible and viewable by the Buyer and its Representatives during such time through the date of this Agreement, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or any of its Representatives or agents have been granted access to a dataroom, electronic dataroom or website in which such materials were available or by transmitting such materials to the Buyer or its Representatives or agents by any other electronic means.

10.16    Electronic Delivery. This Agreement (including the Disclosure Schedule, Exhibits, and Schedules attached hereto), the Related Agreements, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each such party forever waives any such defense.

10.17    Representation of the Companies. Each of the Parties hereby agrees that, McDermott Will & Emery LLP has served prior to the Closing as counsel to the Seller, on the one hand, and the Companies and their respective Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery, and Closing of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby and thereby the (“Prior Representation”), McDermott Will & Emery LLP may serve as counsel to the Seller, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Related Agreements or the transactions contemplated by this Agreement (including claims for indemnification, disputes relating to post-closing adjustments, and disputes involving other agreements entered into in connection with this Agreement) or the Related Agreements (a “Subsequent Representation”) notwithstanding such Prior Representation and each of the Parties consents, and waives any conflict of interest arising from, such Subsequent Representation based on such Prior Representation, and each of such Parties shall cause any controlled Affiliate thereof to consent to waive every conflict of interest. Each of the Buyer and the Companies, for its and such respective Representatives, acknowledges and agrees that all communications between any of the Companies and McDermott Will & Emery LLP made in connection with Prior Representation (the “Privileged Communications”) that, immediately prior to the Closing, would be deemed to be privileged communications of the Companies and its counsel and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement, any Related Agreement, or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Seller and such counsel and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Companies and their respective Subsidiaries, and not the Seller. In addition, the Buyer will not, and will cause each of its Affiliates (including following the Closing, the Companies and their respective Subsidiaries) not to, use any Privileged Communications in any dispute between the Sellers or its Affiliates, on the one hand, and the Buyer or its Affiliates, on the other hand. Upon and after the Closing, the Companies and their respective Subsidiaries shall cease to have any attorney-client relationship with McDermott Will

& Emery LLP with respect to the Prior Representation. Any such representation of the Companies and their respective Subsidiaries by McDermott Will & Emery LLP after the Closing will not affect the foregoing provisions hereof.

10.18    Non-Recourse. This Agreement may only be enforced against, and any action or Proceeding based upon, arising out of, or related to this Agreement, the Related Agreements, or the negotiation, execution, or performance thereof may only be made against the Persons or entities that are expressly named as parties hereto, and then only with respect to the specific obligation set forth herein, with respect to such party. No past, present or future Representative or any of their successors or permitted assigns (together the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or Proceeding based on, in respect of or by reason of the transactions contemplated by this Agreement, and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Notwithstanding anything to the contract, Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 10.18.

10.19    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DESCRIBED IN SECTION 10.18 OR IN RESPECT OF THE DEBT FINANCING, INCLUDING ANY LEGAL ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19. A COPY OF THIS SECTION 10.19 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

10.20    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (i) neither any Party nor any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, nor any Person claiming by, through or under any such Person, shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, or any Person claiming by, through or under any such Person for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment

Letters or the performance thereof or the Financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that the foregoing will not limit the rights of the parties to the Debt Commitment Letter as set forth therein or to the Financing Agreements as set forth therein.

10.21    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

10.22    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

FH MD BUYER, INC.

By:	/s/ Nader Naini
Name:	Nader Naini
Title:	President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:

MEDNAX SERVICES, INC.

By:	/s/ Stephen D. Farber
Name:	Stephen D. Farber
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

Exhibit A

Definitions

As used herein, the following terms shall have the following meanings:

“Accounting Principles” means GAAP; provided, that solely to the extent consistent with GAAP, the “Accounting Principles” shall be applied using the policies, practices, principles and methodologies used by the Companies and their respective Subsidiaries in the preparation of the 2018 Audited Financial Statements.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion assets of the Companies or their respective Subsidiaries (excluding sales of assets (other than equity securities) in the Ordinary Course of Business permitted by this Agreement), (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, any equity securities of the Companies or their respective Subsidiaries, or (c) direct or indirect merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any assets or equity securities of the Companies or their respective Subsidiaries; in each case, other than the transactions contemplated by the Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliate Arrangements” has the meaning set forth in Section 5.16(a).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 1.04(d).

“Audited Financial Statements” has the meaning set forth in Section 5.04(a).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Books and Records” means the books and records, files, correspondence, computer data, databases, computer tapes, electronic media, information, lists and other materials and information maintained, created, prepared, owned or controlled by any of the Companies and their respective Subsidiaries or any Stockholder or Affiliate thereof solely with respect to the Companies and their respective Subsidiaries.

“Business” means the businesses of the Companies and their respective Subsidiaries as currently conducted and as currently proposed to be conducted following the Closing, including the business of providing management care solutions, including a range of patient access and communications, revenue cycle management, consulting and analytics services, billing and coding, patient pay/responsibility, including early out services, eligibility and disability, complex accounts receivable services, such as workers’ compensation and out-of-state Medicaid eligibility, as well as offering advanced technology solutions through mobile-first engagement and communication software for patients and providers.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Miami, Florida are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cure Deadline” has the meaning set forth in Section 9.01(c).

“Buyer Released Parties” has the meaning set forth in Section 7.06(a).

“Buyer Termination Fee” has the meaning set forth in Section 9.02(b).

“Cash Amount” means, as of the Effective Time, all unrestricted cash, cash equivalents, and marketable securities held by each of the Companies and their respective Subsidiaries in their respective bank accounts at such time (reduced by any outstanding but uncleared checks issued by the Companies or any of their respective Subsidiaries), in each case, as determined in accordance with GAAP. The “Cash Amount” shall expressly (i) exclude any amounts held as deposits or collateral by any third parties and the Patient Refund Cash and (ii) include the Patient Trust Cash.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Failure Notice” has the meaning set forth in Section 9.01(e).

“Closing Payment” has the meaning set forth in Section 1.02.

“Closing Specific Performance” has the meaning set forth in Section 10.11(b).

“Closing Statement” has the meaning set forth in Section 1.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 3.06.

“Companies” has the meaning set forth in the Recitals.

“Company Intellectual Property” means the Company Owned IP and all other Intellectual Property used or held for use by the Companies or any of their respective Subsidiaries in the Business or that was developed by or for the Companies or any of their respective Subsidiaries.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Companies or any of their respective Subsidiaries.

“Company Products” means all products and services currently or previously licensed, sold, distributed, supported, performed, or otherwise made available by or on behalf of the Companies or any of their respective Subsidiaries, and all products and services currently being developed by or on behalf of the Companies or any of their respective Subsidiaries.

“Company Registered IP” means all registrations and pending applications for registration of Company Owned IP, including domain names.

“Company Systems” means all computer and information technology systems, platforms and networks owned, licensed, leased or used by the Companies and their respective Subsidiaries, including software, hardware, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

“Confidential Information” has the meaning set forth in Section 7.08(d).

“Confidentiality Agreement” means that certain Non-Disclosure and Standstill Agreement, dated January 2, 2019, between the Parties.

“Contaminants” has the meaning set forth in Section 5.18(n).

“Contingent Workers” has the meaning set forth in Section 5.12(b).

“Contract” means any contract or other legally binding agreement (whether written or oral).

“Contributed Shares” is defined in the Contribution and Exchange Agreement.

“D&O Indemnified Persons” has the meaning set forth in Section 7.02(a).

“D&O Tail Policy” has the meaning set forth in Section 7.02(b).

“Debt Amount” means, with respect to the Companies and their respective Subsidiaries on a consolidated basis and, in each case, as of the Effective Time (but giving effect to any subsequent incurrence or accrual of debt that occurs prior to the Effective Time, and except as set forth in clause (ix) below): (i) the aggregate amount of all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges or payment obligations relating to outstanding indebtedness of the Companies and their respective Subsidiaries for borrowed money, which shall include the current and long term portion of all such indebtedness of the Companies and their respective Subsidiaries and any prepayment premium, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness, (ii) all capitalized lease obligations, if any, as determined in accordance with GAAP or otherwise treated as capitalized in the Financial Statements, (iii) all obligations evidenced by any note, bond, debenture or other similar instrument or debt security or which is secured by a Lien on any of the property, assets or Equity Securities of any of the Companies or their respective Subsidiaries, (iv) all obligations under any interest rate or foreign exchange rate swap or other hedging arrangements (including swap breakage or associated fees due upon termination of such swap, collar or hedging arrangements), (v) all indebtedness of a third party secured by a Lien on any property or assets of the Companies or any of their respective Subsidiaries, (vi) reimbursement obligations, contingent or otherwise, in connection with any letters of credit (to the extent drawn) and bankers’ acceptances issued for the account of the Companies or any of their respective Subsidiaries, (vii) any obligations to pay the deferred purchase price of, or arising under forward sale or purchase agreements with respect to, property, goods or services, including obligations under “earnouts” (but excluding trade payables and accrued expenses in the Ordinary Course of Business), (viii) all indebtedness in the nature of direct or indirect guarantees of the obligations of other Persons described in the preceding clauses (i) through (vii), (ix) any unpaid income Taxes, reduced (but not below zero) by any overpayments of income Taxes for the current Tax period, of the Companies (and each of their respective Subsidiaries) for any period (or portion thereof) ending on or prior to the Closing Date as determined as if the taxable year of each of the Companies (and each of their respective Subsidiaries) ended as of the end of the Closing Date, (x) any amounts owed by the Companies and their respective Subsidiaries as a result of the application of Section 965 of the Code (or any elections of the Companies or their respective Subsidiaries made thereunder), (xi) all obligations arising from cash/book overdrafts, (xii) any unsatisfied obligation for “withdrawal liability” to an employee benefits or retirement plan and any unfunded and underfunded pension liabilities, (xiii) any payment obligations (whether accrued or due and owing following the Closing) due to any former director, officer, or employee of any of the Companies or their respective Subsidiaries, including any severance payable as a result of any termination or separation thereof, (xiv) an amount equal to $250,000 related to the Debt Matters, (xv) any liabilities in respect of any Affiliate Arrangements, including any Intercompany Balances, but excluding any Related Agreements and (xvi) the Patient Trust Liabilities. Notwithstanding anything in this Agreement to the contrary, clause (ix) shall be calculated as of the end of the day on the Closing Date and shall take into account the effect of the transactions contemplated by this Agreement (including any income Tax deductions for Transaction Expenses that are deductible (using a “more likely than not” standard) for federal (and, where applicable, state and local) income Tax purposes in any taxable period (or portion thereof) ending on or prior to the Closing Date). For the avoidance of doubt, the Debt Amount shall not include any indebtedness of the Seller or its Affiliates provided, that (x) the Company and the Subsidiaries cease to have obligations under such indebtedness following the Closing and (y) the assets the Company and its Subsidiaries are not subject to Liens under such indebtedness following the Closing.

“Debt Commitment Letter” has the meaning set forth in Section 3.06.

“Debt Financing” has the meaning set forth in Section 3.06.

“Debt Financing Commitments” has the meaning set forth in Section 3.06.

“Debt Financing Sources” means (a) the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Debt Financing and (b) their respective Affiliates, including the lenders that are party to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, representatives or agents, together with their successors and assignees in such capacities.

“Debt Matters” is defined on Schedule 8.02.

“Designated Courts” has the meaning set forth in Section 10.10(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer on the date hereof regarding certain exceptions to the representations and warranties in ARTICLE IV and ARTICLE V hereof.

“Effective Time” has the meaning set forth in Section 2.01.

“Environmental and Safety Requirements” means all Laws concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls. This includes, without limitation, laws referenced in the definition of “Hazardous Materials” herein, and any other international, federal, state, or local laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, advertising, packaging, labeling, sale, treatment, storage, management, disposal, cleanup, transportation, or handling of Hazardous Materials.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes.

“Equity Commitment Letter” has the meaning set forth in Section 3.06.

“Equity Financing” has the meaning set forth in Section 3.06.

“Equity Financing Commitments” has the meaning set forth in Section 3.06.

“Equity Securities” means (a) with respect to any Person that is not a corporation, any partnership interests, membership interests, limited liability company interests, and any equivalent ownership interests (including any components thereof such as capital accounts, priority returns, or similar rights) in a limited partnership or a limited liability company or joint venture, (b) with respect to a corporation, any and all shares, interests, participation, equity interests or other equivalents, however, designated, of capital stock of a corporation, (c) any and all other securities, interests or participation that are derived from, or the value of which is dependent upon, any of the foregoing or confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any phantom stock, restricted stock units, profit participation, arrangements or the like), (d) any and all subscriptions, calls, puts, warrants, rights, options, or commitments of any kind or character relating to, the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any of the foregoing or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any and all bonds, debentures, notes or other indebtedness issued by such Person that has the right to vote (or which is convertible or exchangeable for securities having the right to vote) on any matters on which the holders of capital stock or other equity securities are entitles to vote, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.13(a).

“Estimated Closing Payment” has the meaning set forth in Section 1.03.

“Estimated Working Capital” has the meaning set forth in Section 1.03.

“Exchange Transactions” has the meaning set forth in the Recitals.

“Excluded Businesses” means each current or former business operated by the Seller or its Affiliates (in each case, excluding the Business) other than former businesses operated by the Company or its Subsidiaries.

“Existing Credit Facility” means that certain Credit Agreement, dated as of October 30, 2017, by and among JPMorgan Chase Bank, N.A., Mednax Services, Inc., and the agents, arrangers, lenders and other parties thereto.

“Federal Health Care Program” shall have the meaning set forth under 42 U.S.C. § 1320a-7b(f), and includes Medicare, TRICARE, Medicaid, other similar federal, state and local programs for which the federal government pays, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

“Fee Letters” has the meaning set forth in Section 3.06.

“Financial Statements” has the meaning set forth in Section 5.04(a).

“Financing” has the meaning set forth in Section 3.06.

“Financing Agreements” has the meaning set forth in Section 6.08(a).

“Financing Commitments” has the meaning set forth in Section 3.06.

“Fraud” means, with respect to any Party hereto, an actual intentional fraud with respect to the representations or warranties of such Party (including by such Party’s directors, officers, or employees) set forth in this Agreement made with the intent to mislead and deceive the other Party.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Status), Section 4.02 (Power and Authority; Ownership), clause (a) of Section 4.04 (No Violations; Consents and Approvals), Section 4.05 (No Brokers), Section 5.01 (Corporate Status), Section 5.02 (Capitalization; Subsidiaries), clause (a) of Section 5.03 (No Violation; Consents and Approvals), and Section 5.21 (No Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, provincial, or local governmental or regulatory department, arbitration panel, commission, board, bureau, agency, court, or regulatory or administrative body or instrumentality of any government or country state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste”, “pollutant or contaminant”, “petroleum”, “toxic substance”, “natural gas liquids” or words of similar meaning in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes), or any other Environmental and Safety Regulations.

“Health Care Laws” means Laws relating to the regulation of the Business or the ownership or use of any of its assets, including the following Laws: (a) all federal and state fraud and abuse Laws that relate to health care, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), the Civil Monetary Penalties Law

(42 U.S.C. 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. §1320a-7), 42 U.S.C. §1320a-7k(d), (b) TRICARE, (c) HIPAA, (d) Medicare, including Medicare Advantage and Part D, (e) Medicaid, (f) the Patient Protection and Affordable Care Act (P.L. 111-148), (g) the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), and (h) any and all other applicable health care Laws, manual provisions, policies, administrative guidance, and any other requirements of Law relating to the business, each of (a) through (h) as may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any implementing Laws and Orders.

“Holdings” has the meaning set forth in the Recitals.

“Indebtedness Holders” has the meaning set forth in Section 2.02(j).

“Independent Auditor” has the meaning set forth in Section 1.04(c).

“Information Security Reviews” has the meaning set forth in Section 5.19(e).

“Initial Submissions” has the meaning set forth in Section 1.04(c).

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” means any and all intellectual property and proprietary rights, in any jurisdiction throughout the world, including: (a) copyrights, and all applications and registrations in connection therewith; (b) patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, reviews, extensions and re-examinations thereof; (c) trademarks, trade names, trade dress, logos, slogans, product designations and service marks, together with all goodwill associated therewith, and all applications (pending or in process) and registrations therefor; (d) Internet domain names and the corresponding Internet sites and rights in social media accounts; and (e) proprietary computer software, including but not limited to source code, object code, operating systems, databases, application programs, file and utility programs; (f) trade secrets and other confidential or proprietary information (including business, pricing and customer information, technology, methods, plans, know-how, inventions and invention disclosures, ideas, research in progress, algorithms, data, data collections, designs, testing procedures, and testing results) and rights enforceable under applicable trade secret Law in the foregoing; (g) rights of publicity and privacy and moral rights; and (h) and licenses therein, thereto and thereof any of the foregoing.

“Intercompany Balances” has the meaning set forth in Section 7.04(a).

“Interim Financial Statements” has the meaning set forth in Section 5.04(a).

“Interim Period” means the period commencing on date of this Agreement and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to ARTICLE IX.

“Joint Litigation Matter” has the meaning set forth in Section 7.07.

“Knowledge” when used to qualify any representation or warranty, means that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “actual knowledge” of the Companies or the Seller means the actual knowledge, after reasonable inquiry, of Emily Fisher, Brian Shure, Chris Gamache, Barb Astler, and Jeff Harper, and the “actual knowledge” of the Buyer means the actual knowledge of Nader Naini and Ryan Lucero.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.04.

“Law” means any federal, state, local, municipal, foreign, Order, constitution, law, ordinance, rule, regulation, statute, treaty, codes, rules, regulations, ordinances, directives, judgments, standards, requirements, policies, guidelines, decrees and the like of any Governmental Authority, including common law.

“Leased Real Property” has the meaning set forth in Section 5.09(b).

“Liabilities” or “liabilities” means any and all debts, liabilities, losses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, due or to become due.

“Lien” means any lien (statutory or otherwise), charge, mortgage, deed of trust, encroachment, pledge, security interest, hypothecation, claim, preference, priority, defect or default in title, assessment, license, right of first refusal, security agreement, encroachment, option, easement, covenant, right-of-way, charge, restriction or other encumbrance or adverse interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Lookback Date” means (x) for purposes of the representations and warranties in Sections 5.08, 5.19 and 5.20, the date that that is five (5) years prior to the date of this Agreement and (y) for all other purposes under this Agreement the date that that is three (3) years prior to the date of this Agreement.

“Material Adverse Effect” means any change, effect, circumstance, event, occurrence, condition, development or state of facts, which individually or in the aggregate, is, has had, or would reasonably be expected to have, a material adverse effect on: (a) the businesses, assets, Liabilities, operations, condition (financial or otherwise) or results of operations of any of the Companies and their respective Subsidiaries, taken as a whole; or (b) the ability of the Seller, the Companies and their respective Subsidiaries to timely perform their respective obligations under the Agreement or any other Related Agreements; provided that in the case of clause (a) alone, the term “Material Adverse Effect” shall not include any adverse change, effect, event, occurrence, state of facts or development, to the extent resulting from the following: (i) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (ii) conditions generally affecting the economies as a whole or the capital, credit or financial markets in general or the markets in which the Companies and their respective Subsidiaries operate; (iii) any change in GAAP or any change in applicable Laws or the interpretation thereof by a Governmental Authority, in each case, first occurring after the date of this Agreement; (iv) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (v) any earthquakes, hurricanes, floods or other natural disasters; or (vi) the failure by the Companies or their respective Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided however, that the underlying facts giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect); except to the extent that such change, occurrence, event or effect referred to in clause (ii)–(v) has a disproportionate effect on the Companies and their respective Subsidiaries, individually, or in the aggregate, relative to other Persons engaged in the industries in which the Companies or their respective Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 5.17(a).

“Material Customer” has the meaning set forth in Section 5.22(a).

“Material Supplier” has the meaning set forth in Section 5.17(b).

“MedData Holding” has the meaning set forth in the Recitals.

“MedDirect Holding” has the meaning set forth in the Recitals.

“Medicaid” means the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicare” means the government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“MSA” means that certain Master Services Agreement, being entered into by and between Med-Data, Incorporated, and Mednax Services, Inc. on the date hereof substantially contemporaneously with the execution and delivery of this Agreement.

“Multiemployer Plans” has the meaning set forth in Section 5.13(e).

“Negative Adjustment Amount” has the meaning set forth in Section 1.06(b).

“Negotiation Period” has the meaning set forth in Section 1.04(b).

“Non-Party Affiliates” has the meaning set forth in Section 10.18.

“Objection Disputes” has the meaning set forth in Section 1.04(b).

“Objection Statement” has the meaning set forth in Section 1.04(b).

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or arbitrator (whether public or private).

“Ordinary Course of Business” means an action taken by or on behalf of a Person that is recurring in nature, is consistent (including with respect to frequency and magnitude) with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Organizational Documents” means (a) with respect to a corporation, the certificate, or articles of incorporation, bylaws and any voting or stockholders agreement; (b) with respect to any other entity, any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation, or organization of such entity and any voting or operating agreement; and (c) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Outstanding Securities” has the meaning set forth in the Recitals

“Parent Acquirer” has the meaning set forth in Section 6.06.

“Parent Acquisition” has the meaning set forth in Section 6.06.

“Parent Guarantee and Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Parent-Level Agreement Replacement” has the meaning set forth in Section 7.04(c).

“Parent-Level Agreements” has the meaning set forth in Section 7.04(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patient Trust Cash” means any cash held by the Companies or their respective Subsidiaries in connection with any corresponding Patient Trust Liabilities.

“Patient Trust Liabilities” means any Liability of the Companies or their respective Subsidiaries to pay amounts collected from patients of any customer to such customer, including outstanding checks related thereto.

“Patient Refund Cash” means any cash that is to be remitted to patients of any customer of the Companies or their Subsidiaries on behalf of such customer.

“Patient Refund Liabilities” means any Liability of the Companies or their respective Subsidiaries to pay any amounts due back to patients of any customer of the Companies or their Subsidiaries on behalf of such customer, including to the extent any such amounts have become subject to escheatment.

“Payor” means a nongovernmental payor, private insurer, health maintenance organization, preferred provider organization, health care service plan or other third party payor, under any applicable Law.

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Activities” means [***].

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (f) purchase money Liens on personal property that is not, individually or in the aggregate, material to the Business or the Companies and their Subsidiaries.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

“Personal Information” means Protected Health Information, Social Security Numbers, financial account numbers, driver’s license numbers, or state identification numbers, or other “personal information” or similar terms such as “personally identifiable information,” as defined by applicable Privacy Laws or other information concerning an identified or identifiable natural person.

“Plans” has the meaning set forth in Section 5.13(a).

“Positive Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Pre-Closing Statement” has the meaning set forth in Section 1.03.

“Prior Representation” has the meaning set forth in Section 10.17.

“Privacy Laws” means all Laws and other binding legal requirements, to the extent not preempted by HIPAA, that govern the privacy, security, or confidentiality of Personal Information, medical records, or other records generated in the course of providing or paying for health care services. “Privacy Laws” includes the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended, the Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq., as amended, the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended, the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended, state Personal Information breach notification laws, and the Payment Card Industry Data Security Standard and other binding requirements of the payment card brands.

“Privileged Communications” has the meaning set forth in Section 10.17.

“Proceeding” means any action, suit, charge, complaint, litigation, arbitration or mediation, inquiry, investigation, audit, written demand, notice of claim, proceeding (including any civil, criminal, administrative, or appellate proceeding), prosecution, or hearing.

“Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103.

“Purchase Price” means $250,000,000.

“Purchased Securities” means the Outstanding Securities, excluding the Contributed Shares.

“Real Property Leases” has the meaning set forth in Section 5.09(b).

“Related Agreements” means the assignment of Purchased Securities, the TSA, the MSA, each of the SOWs, the Contribution and Exchange Agreement, the Parent Guarantee and Restrictive Covenant Agreement, and each of the other documents, certificates, and instruments to be delivered hereunder or thereunder.

“Representative” means, with respect to any Person, any Affiliate of such Person, any equityholder, director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or such Person’s Affiliates, and in the case of the Buyer, any existing or potential financing source (including lenders and co-investors).

“Required Amount” has the meaning set forth in Section 6.08(b).

“Required Information” means, in each case as required by the Debt Commitment Letter, the financial statements necessary to satisfy the conditions set forth in paragraph 5 of Exhibit C of the Debt Commitment Letter.

“Restricted Area” means anywhere in North America.

“Restricted Business” means [***].

“Restricted Debt Commitment Letter Amendments” has the meaning set forth in Section 6.08(b).

“Restricted Employee” means any Person who is or was an employee of any of the Companies or their respective Subsidiaries at any time during the Restricted Period.

“Restricted Key Employee” means any Restricted Employee who has annual compensation in excess of $100,000.

“Restricted Period” means 5 years.

“Retention Bonus Agreements” means those retention bonus agreement listed in item (d)(2) of Section 5.06 of the Disclosure Schedule.

“Retention Bonus Obligations” means all Retention Bonuses (including the employer’s share of payroll, employment, or other Taxes associated with such payments), whether payable prior to, at or following the Closing.

“Retention Bonus Recipient” means each employee party to a Retention Bonus Agreement.

“Retention Bonuses” means all bonuses or similar payments, if any, payable to officers and employees of the Companies or their Subsidiaries in connection with the consummation of the transactions contemplated by the Retention Bonus Agreements.

“Section 336(e) Elections” has the meaning set forth in Section 7.05(d).

“Securities Act” means the Securities and Exchange Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Cure Deadline” has the meaning set forth in Section 9.01(b).

“Seller Released Claims” has the meaning set forth in Section 7.06(a).

“Seller Releasors” has the meaning set forth in Section 7.06(a).

“Shared Agreement Replacement” has the meaning set forth in Section 7.04(d).

“Shared Agreements” has the meaning set forth in Section 7.04(b).

“SOW” means each Statement of Work, being entered into by and between Med-Data, Incorporated and Mednax Services, Inc. or Affiliates thereof on the date hereof substantially contemporaneously with the execution and delivery of this Agreement.

“Sponsors” means one or more investment funds affiliated with each of Frazier Healthcare Growth Buyout Fund IX, L.P. and Edgewater Growth Capital Partners IV, L.P.

“Subsequent Representation” has the meaning as set forth in Section 10.17.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on any of the Companies or their respective Subsidiaries.

“Transaction Expenses” means the aggregate fees, costs and expenses of the Companies and their respective Subsidiaries arising from, incurred in connection with preparation for and negotiation, execution and delivery of this Agreement or incident to the transactions contemplated by this Agreement, including (a) all fees and expenses payable by the Companies in respect of services rendered prior to and on the Closing Date to Guggenheim Securities, LLC, Barclays Capital Inc., McDermott Will & Emery LLP, and any other professional advisors, (b) all bonuses or similar payments, if any, payable to officers and employees of the Companies or their Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (including the employer’s share of payroll, employment, or other Taxes associated with such payments), including all Retention Bonus Obligations (whether such Retention Bonus Obligations are payable, in whole or in part, prior to, on or after the Closing, regardless of the conditions to payment therefor) and (c) all fees, costs, expenses, premiums and other amounts payable in connection with the obtainment and binding of the D&O Tail Policy. For the avoidance of doubt, for purposes of avoiding any “double counting” of assets or liabilities, the “Transaction Expenses” shall expressly exclude all items included in the Debt Amount.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Effective Time, but after giving effect to any subsequent incurrence or accrual of such Transaction Expense whether or not the Companies have been billed for such expenses.

“Transfer Taxes” has the meaning set forth in Section 7.05(a).

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“TSA” means the Transition Services Agreement, to be entered into by the Seller and each Recipient (as defined therein) at the Closing, in the form attached hereto as Exhibit C.

“WARN Act” has the meaning set forth in Section 5.12(f).

“Withholding Party” has the meaning set forth in Section 1.05.

“Working Capital” means, as of the Effective Time (a) the current assets (excluding any Cash Amount and any income Tax assets) of the Companies and their respective Subsidiaries, minus (b) the current liabilities (excluding Transaction Expenses and Debt and any income Tax liabilities) of the Companies and their respective Subsidiaries. The calculation of Working Capital shall be prepared in accordance with the Accounting Principles. An example statement of the calculation of the Working Capital as of August 31, 2019 is included on Exhibit B attached hereto for illustrative purposes only. For the avoidance of doubt, for purposes of avoiding any “double counting” of assets or liabilities, the “Working Capital” shall expressly exclude all items included in Cash, the Debt Amount and Transaction Expenses, but expressly include Patient Refund Liabilities.

“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than the Working Capital Target.

“Working Capital Target” means $21,157,000.

“Written Responses” has the meaning set forth in Section 1.04(c).

Exhibit B

Closing Statement Methodology

(See attached)

Exhibit C

Form of Transition Services Agreement

(See attached)